UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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THE PENN TRAFFIC COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE PENN TRAFFIC COMPANY
Notice of Annual Meeting of Stockholders May 30, 2008

The 2008 Annual Meeting of Stockholders of The Penn Traffic Company (“Penn Traffic” or “the Company”) will be held on Wednesday, July 9, 2008, at 10 a.m., Eastern Standard Time, at the Hilton Garden Inn, 6004 Fair Lakes Road, East Syracuse, New York, 13057 for the following purposes:

1.	To elect eight directors to Penn Traffic’s Board of Directors for terms expiring at the 2009 Annual Meeting of Stockholders;

2.	To ratify the selection of Eisner LLP, independent certified public accountants, as our auditors for the fiscal year ending January 31, 2009; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Holders of our common stock are entitled to vote for the election of directors and on each of the other matters set forth above.

The Board of Directors has fixed the close of business on May 20, 2008, as the record date for determining stockholders entitled to notice of and to vote at the meeting.  You are cordially invited to attend the meeting in person.  A report will be made to you on the status of our affairs.  We will also provide you with an opportunity for questions and comments.

By Order of the Board of Directors
DANIEL J. MAHONEY
Senior Vice President, General Counsel and
Secretary

May 30, 2008

Syracuse, New York

IMPORTANT

Whether or not you expect to attend the meeting in person, please complete, date and sign the enclosed form of proxy and return it without delay in the enclosed envelope.  Your proxy can be revoked at any time prior to its being voted by giving written notice of revocation to our Secretary, by giving a later dated proxy, or by voting at the meeting in person.

THE PENN TRAFFIC COMPANY

1200 State Fair Boulevard

Syracuse, New York 13221-4737

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 30, 2008

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Penn Traffic Company, a Delaware corporation (“Penn Traffic” or “the Company”), for use at the Annual Meeting of Stockholders to be held on Wednesday July 9, 2008, at 10:00 a.m., Eastern Standard Time, at the Hilton Garden Inn, 6004 Fair Lakes Road, East Syracuse, New York 13057.  The approximate date on which this Proxy Statement is first being mailed to stockholders is June 10, 2008.

You are requested to complete, date and sign the accompanying proxy card and return it promptly to us in the envelope provided.  Proxies duly executed and received in time for the meeting will be voted in accordance with the instructions thereon.  Any stockholder who has given a proxy may revoke it at any time prior to its being voted by giving written notice of revocation to our Senior Vice President, General Counsel and Secretary, by giving a later dated proxy, or by voting at the meeting in person.

The Board of Directors has fixed the close of business on May 20, 2008, as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting.  As of the record date, 8,336,192 shares of our common stock, par value $.01 per share (the “Common Stock”), were outstanding.  Each share of Common Stock is entitled to one vote at the meeting.

Attendance

Only shareholders and persons holding proxies from shareholders may attend the annual meeting.  If your shares are held in the name of a broker, trust, bank, or other nominee, please bring a proxy or letter from the broker, trust, bank or nominee confirming that you are the beneficial owner of those shares.  The top half of your proxy card will serve as your admission ticket.

DIRECTORS AND EXECUTIVE OFFICERS

The following information includes the age, the year in which first elected as our director, the principal occupation, and other directorships of each of the nominees named for election as directors.  The members of the Board of Directors are required to attend the annual meeting (absent exceptional circumstances).

Directors

Name and Age	Biographical Information

Robert J. Kelly Age: 63 Director since April 2005

Mr. Kelly has been our Chairman of the Board since April 2005. Mr. Kelly was the Former Chairman of the Board of Reorganized Eagle Food Center Inc. Between 2000 and 2003, he led Eagle through a successful reorganization of their senior debt and an orderly liquidation of the company. Prior to that, from 1995 to 2000, Mr. Kelly was the Chairman, President and CEO of Eagle Food Centers, Inc. Prior to joining Eagle Food Centers, Mr. Kelly was employed by The Vons Companies, from 1963 to 1995 in various management positions, including Executive Vice President of Retailing.

John E. Burke Age: 67 Director since April 2005

Mr. Burke served as a consultant for Nestle USA from 2004 to 2006. From 1991 through August, 2004, Mr. Burke was the Vice President of Credit and Collections for Nestle USA. Prior to that, in 1979, Mr. Burke was appointed Assistant Treasurer of Nestle Corporation. Mr. Burke has chaired or served on a number of Official Unsecured Creditors’ Committees, including that of Fleming Companies, Inc. Mr. Burke has also served as a Director of Cumberland Farms, the National Food Manufacturers Credit Group, the Delaware Valley Credit Management Association, and the New York Credit and Financial Management.

Kevin P. Collins Age: 58 Director since 1999

Mr. Collins has been a member and a Principal of The Old Hill Company, LLC (financial advisory services company) since 1997. Mr. Collins was a Principal of JHP Enterprises, Ltd. (financial advisory services) from 1991 to 1997. Mr. Collins serves as a Director of Key Energy Services, Inc. (provider of oilfield services to the oil and gas industry), and Powersecure International Inc. (formally Metretek Technologies, Inc. as provider of information services to the energy industry). Mr. Collins is a director of Contractors Holding Inc. and a CFA charterholder.

Ben Evans Age: 78 Director since April 2005

Mr. Evans has served or is currently serving as a Director of Revco D.S., Inc., Kash n’ Karry Food Stores, Inc., Jamesway Corporation, Megafood Stores, Inc., Furrs/Bishop, Inc., Gibson’s Discount Centers, Inc., Salant Corporation, Accord Financial Corp., Hampton Industries, Inc., Levitz Furniture, and Factory Card & Party Outlet. Mr. Evans is a CPA and is a member and chairman of various audit committees. Mr. Evans is our audit committee financial expert. Mr. Evans joined S.D. Leidesdorf & Company, predecessor firm to Ernst & Young in 1954, became a partner at that firm in 1968, and retired from Ernst & Whinney as a partner in 1989. From 1978 through 1989, Mr. Evans was a member of Ernst & Whinney corporate financial service group. From 1989 until 1999, Mr. Evans was a consultant for the firm of Ernst & Young in their corporate financial services group.

Alan C. Levitan Age: 65 Director since April 2005

Mr. Levitan is currently chairman of the International Foods Marketing Corporation, a business management and marketing/sales building company. He is the President of The Arts Council of the Morris Area and serves on the boards of the Academy of Food Marketing at St. Joseph’s University and the Community Food Bank of New Jersey. He is also a fellow of Leadership New Jersey. Mr. Levitan was the President and CEO of Kings Super Markets as well as its COO. Prior to joining Kings, he was a partner in Marketing Resources Inc., an advertising agency and marketing firm. He worked for many years at Purity Supreme in New England in many management positions including Senior Vice President of Marketing and Merchandising and as General Manager of a 33 store division.

Gregory J. Young Age: 52 Director since December 2006

Mr. Young is President and Chief Executive Officer, serving in this role since October 2007. Mr. Young was Senior Vice President Chief Marketing & Distribution Officer of the Company between July and December 2006 and Executive Vice President and Chief Operating Officer between December 2006 and October 2007. From 2003 until July 2006, Mr. Young served as an executive with C&S Wholesale Grocers, first as Vice President of Perishables and then as Vice President/General Manager of C&S Retail. From 2001 to 2003 Mr. Young was Group Vice President/General Manager for A&P Super Foodmart (“A&P”). From 2000 to 2001 he served as Vice President of Store Operations and from 1999 to 2000 he served as Vice President of Sales & Merchandising for A&P. Prior to 1999, Mr. Young served for more than 25 years in a number of management and other positions at the Company and its subsidiary, P&C Foods.

Kurt M. Cellar Age: 38 Director since June 2007

Mr. Cellar is a former partner of Bay Harbour Management, which he joined in 1998. Mr. Cellar is a Chartered Financial Analyst. He is currently a director of Hardwood Lumber Manufacturing and a former director of Telcove.

Scott Sozio Age: 28 Director since June 2007

Mr. Sozio is an investment Analyst at Bay Harbour Management, which he joined in November 2004. Prior to joining Bay Harbour, Mr. Sozio worked at CIBC World Markets in the Financial Restructuring Group.

Executive Officers

Name	Age	Position Held

Gregory J. Young	51	President and Chief Executive Officer
Tod A. Nestor	45	Senior Vice President and Chief Financial Officer
Daniel J. Mahoney	41	Senior Vice President, General Counsel and Secretary
Myles da Cunha	48	Senior Vice President Merchandising
Kenneth V. Thompson	58	Senior Vice President of Store Operations
Christine McMahon	43	Senior Vice President Human Resources, Labor Relations and Asset Protection
Lynn A Leitzel	51	Vice President and Chief Informational Officer

Executive officers are appointed by the Board of Directors and hold office until their successors have been appointed or until their resignation or removal from office.  A brief biography of each executive officer is presented below (other than Mr. Young, whose biography is presented above).

Mr. Nestor joined us in May 2007 as Senior Vice President and Chief Financial Officer.  Mr. Nestor   had served American Eagle Outfitters, Inc, initially as Vice President and Controller, then as Vice President of Strategic Planning and Treasurer until joining Penn Traffic.  Mr. Nestor has more than 20 years of financial, operational and general management experience.  Mr. Nestor earned an M.B.A. with distinction from the Wharton School of the University of Pennsylvania and B.B.A degree in Accounting, cum laude, from the University of Notre Dame.  Mr. Nestor is a licensed CPA, CFA, CMA and CFM.

Mr. Thompson joined Penn Traffic in November 2006 as the Company’s Senior Vice President of Store Operations.  Mr. Thompson has 40 years of supermarket industry experience, most recently serving as President of the Waldbaum’s division of A&P.  He also served as Vice President of Operations at both A&P and Grand Union.

Mr. da Cunha joined Penn Traffic in November of 2006 as Vice President of Merchandising.  In February 2007, Mr. da Cunha was promoted to Senior Vice President of Merchandising.  Previously Mr. da Cunha had been Senior Director of Merchandising for both the retail and wholesale divisions of C&S Wholesale Grocers.  Mr. da Cunha has more than 30 years in the food industry and has held executive positions in the meat, deli, bakery and produce departments at Super Foodmarket and Food Emporium divisions of A&P.

Ms. McMahon joined Penn Traffic in November of 2006 as Vice President Human Resources and Labor Relations.  In November 2007, Ms. McMahon was promoted to Senior Vice President Human Resources, Labor Relations and Asset Protection.  Prior to joining Penn Traffic, Ms. McMahon served as an Executive Administrator for UFCW Local 342 in New York City.  Ms. McMahon joined the UFCW after 25 years at A&P, where she was Director of Human Resources and Labor Relations for the company’s Waldbaum’s and Food Emporium banners.  Ms. McMahon began her career in the stores becoming the first female store manager and District Operations Manager for Waldbaum’s.

Mr. Mahoney joined us in January 2007 as Vice President, General Counsel and Secretary.  In November of 2007 Mr. Mahoney was promoted to Senior Vice President, General Counsel and Secretary.  Previously Mr. Mahoney had been an attorney at the Boston, MA firm of Nutter, McClennen & Fish LLP (1994 – 2004), where his clients included Shaw’s Supermarkets, Inc. and Shop Rite.  He then moved to in house counsel roles for Shaw’s Supermarkets (2004 – 2005) and C&S Wholesale Grocers (2006).  Mr. Mahoney’s legal practice has focused in the area of labor and employment law.  He is a cum laude graduate of Harvard College and a magna cum laude graduate from Boston University School of Law.

Mr. Leitzel joined us in June of 2007 as Vice President and Chief Information Officer.  Mr. Leitzel has more than 20 years of information technology experience, mostly in the grocery industry.  Mr. Leitzel previously served as Vice President of Information Technology at Weis Supermarkets, Inc.

CORPORATE GOVERNANCE

Independent Directors

All members of the Board of Directors, except Mr. Young, our President and Chief Executive Officer, are “independent directors” under the definition of independence of the Nasdaq Stock Market as defined in rule 4200 (a)(15).  The Nasdaq independence definition consists of a series of objective tests, including that the director is not an officer or employee of the Company and has not engaged in various types of business dealings with us.  In addition, as further required by Nasdaq rules, our Board has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment by each such director  in carrying out the responsibilities of a director.  In making these determinations, our Board reviewed and discussed information provided by the individual directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

The Board of Directors held 23 board meetings during fiscal year 2008.

The Board of Directors has three standing committees, each of which is comprised exclusively of independent directors and operates under written charters adopted by the Board of Directors setting forth its purpose, authority and responsibilities.  A current copy of the Audit Committee Charter, the Compensation Committee Charter and the Nominating & Governance Committee Charter are included in Annex I, Annex II and Annex III, respectively, to this proxy.

Audit Committee

The members of the Audit Committee as of February 2, 2008, are Messrs. Evans, Collins and Levitan.  Mr. Evans is Chairman of the Audit Committee and our audit committee financial expert.  The Audit Committee is comprised of three independent directors and operates under a written charter adopted by the Board of Directors.  The primary objective of the Audit Committee is to oversee: (i) the accounting and financial reporting processes of the Company, including the integrity of the financial statements and other financial information provided by the Company to its stockholders, the public, any stock exchange and others, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s independent registered public accounting firm’s qualifications and independence, (iv) the audit of the Company’s financial statements, (v) the performance of the Company’s internal audit function and independent registered public accounting firm and (vi) such other matters as shall be mandated under applicable laws, rules and regulations, as well as listing standards of the Nasdaq Stock Market (to the extent applicable to the Company, the “Applicable Requirements”).  The Audit Committee has a charter; that such charter is attached as Annex I to this proxy.

The Audit Committee held 7 meetings during fiscal year 2008.

Compensation Committee

The members of the Compensation Committee as of February 2, 2008, are Messrs. Burke and Kelly.  Mr. Burke is Chairman of the Compensation Committee.  The Compensation Committee has direct responsibility for the compensation of the Company’s officers and reviews and recommends policies relating to compensation and benefits of the Company’s directors, officers and employees.  For this purpose compensation shall include: (i) annual base salary, (ii) annual incentive opportunity, (iii) stock option or equity participation, (iv) profit-sharing plans, (v) long-term incentive opportunities, (the terms of employment agreements and other similar arrangements, in each case as, when and if appropriate), (vi) any special or supplemental benefits and (vii) any other payments that are deemed compensation under applicable SEC rules.  The Compensation Committee has a charter; that such charter is attached as Annex II to this proxy.

The Compensation Committee held 9 meetings during fiscal year 2008.

Nominating & Governance Committee

The members of the Nominating & Governance Committee as of February 2, 2008 consist of all the independent directors of the Board of Directors.  The Nominating & Governance Committee (a) identifies individuals qualified to become Board members (consistent with criteria approved by the Board); (b) selects, or recommends that the Board select, the director nominees for the next annual meeting of shareholders; (c) develops and recommends to the Board a set of corporate governance guidelines applicable to the Company; and (d) oversees the evaluation of the Board and management.  The Nominating & Governance Committee has a charter; that such charter is attached as Annex III to this proxy.

The Nominating & Governance Committee did not meet during fiscal year 2008.

The Nominating & Governance Committee does not have a specific policy with respect to the consideration of any directors candidates recommended by stockholders.  The Board of Directors and the Nominating & Governance Committee do not believe that such a policy is necessary as the Committee considers all reasonable recommendations for director candidates regardless of their sources.  However, our by-laws require that there be furnished to us written notice with respect to the nomination of a person for election as a director (other than a person nominated as a director by the Board of Directors), as well as the submission of a proposal (other than a proposal submitted at the direction of the Board of Directors) at a meeting of stockholders.  For any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder, and the nominee or the proposal, as the case may be, and must be furnished to us generally not less than 30 days prior to the meeting.  A copy of the applicable by-law provisions may be obtained, without charge, upon written request to our Secretary at our principal executive offices.

In accordance with the rules of the Securities and Exchange Commission, any proposal of a stockholder intended to be presented at our 2009 Annual Meeting of Stockholders must be received by our Secretary by April 21, 2009, for the proposal to be considered for inclusion in our notice of meeting, proxy statement and proxy relating to the 2009 Annual Meeting of Stockholders, provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date (July 9, 2008), notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Objectives

We structure our executive compensation programs in a manner that links them to our overall financial and strategic objectives and aligns the interests of our executives with the interests of our shareholders.

In support of these principal objectives, we designed our compensation strategy to:

•                  provide a competitive compensation package that enables us to attract, retain, and motivate highly talented executives necessary for our current and long-term success;

•                  provide annual incentive compensation that is based on the attainment of pre-established financial and operational results and short and long-term strategic objectives;

•                  reward individual performance as measured against performance objectives within the individual’s area of direct responsibility; and

•                  create a culture of accountability and commitment to our core values of integrity, respect, responsibility, learning and ethics.

The Process of Setting Executive Compensation

To meet the objectives of our compensation strategy and to ensure that compensation does not exceed a reasonable and competitive level, our compensation committee of the Board of Directors (“Compensation Committee”) annually approves the salary and bonus levels of each senior executive, including the named executive officers.

I.      President and Chief Executive Officer

At the beginning of each fiscal year, our Compensation Committee meets with our President and Chief Executive Officer to develop his financial and individual strategic performance objectives.  These objectives include financial, operational, and strategic measurements that they believe need to be achieved for both the long term success of the Company and the creation of long term shareholder value.

Our Compensation Committee conducts an annual performance review of our President and Chief Executive Officer, assessing his achievement of the financial and individual business results against those set at the beginning of the fiscal year.  Using his performance review and the competitive benchmark guidelines as discussed in the “Competitive Benchmark” section below, our Compensation Committee makes a recommendation to our non-employee members of the Board of Directors for the salary and bonus levels.  After discussing the Compensation Committee’s recommendation and making any changes deemed necessary, our non-employee members of the Board of Directors, which include the members of our Compensation Committee, then vote on the compensation.  The President and Chief Executive Officer does not participate in the final determination of his own compensation.

II.    Each Other Named Executive Officer

For each of our other named executive officers, our President and Chief Executive Officer provides a recommendation for their salary and bonus levels to our Compensation Committee.  His recommendation assesses the achievement of the financial and business results in the individual’s area of direct responsibility against the goals established at the beginning of the fiscal year.  Our Compensation Committee uses this recommendation, their own assessment of the executive’s performance, and the competitive guidelines as discussed in the “Competitive Benchmark” section below, to determine base salary and bonus levels.  The Compensation Committee then presents their recommendation to the non-employee members of the Board of Directors.  After discussing the Compensation Committee’s recommendation and making any changes deemed necessary, our non-employee members of the Board of Directors, which include the members of the Compensation Committee, then vote on the recommendation.

Competitive Benchmarking

Our Compensation Committee annually evaluates our named executive officers’ specific compensation levels against competitive benchmark data.  The Compensation Committee has retained the Stanton Group as an independent compensation consultant to provide competitive market data and outside knowledge in the development of executive compensation and retention strategies.

The Stanton Group prepares a report for our Compensation Committee detailing salary and bonus level recommendations for our named executive officers.  This report benchmarks the compensation of our named executive officers and other senior executives against our competitors and other relevant peer companies.  Our Compensation Committee uses the recommendations contained in the report from the Stanton Group as the primary factor in their decisions regarding executive compensation.  This benchmarking process helps our Compensation Committee to ensure that the total compensation package they approve is competitive as compared to other companies with which we compete for executive talent.  See the “Base Salary” section below for a discussion on the base salary target information.

The Stanton Group uses competitive market data, as defined below, to establish the competitive benchmark salary and bonus levels.

Fiscal Year 2008 Market Survey Groups

The published market surveys and their component companies used by Stanton Group for competitive benchmarking were as follows:

Watson Wyatt Survey Database

Watson Wyatt conducts thirteen annual surveys that provide compensation information for over 1,500 positions in a broad range of industries and locations.  Currently, Watson Wyatt has about 5,000 organizations ranging from emerging growth businesses to Fortune 1000 companies that participate in the surveys.

Watson Wyatt Component Companies

Alex Lee, Inc.	Price Chopper Supermarkets/Golub Corporation
Associated Food Stores, Inc.	Publix Super Markets, Inc
Big Y Foods, Inc.	Safeway, Inc.
Brookshire Grocery Company	Sears Holdings Corporation
C&S Wholesale Grocer, Inc.	Sprouts Farmers Market, LLC.
Fresh Market, Inc. (The)	Stop & Shop Supermarket Company
Giant Food Stores, LLC.	Supervalu, Inc.
Hannaford Brothers Company	Wegmans Food Markets, Inc.
Harris Teeter Supermarkets, Inc	Whole Foods Market, Inc.
Kroger Company (The)	Winn-Dixie Stores, Inc.
Minyard Food Stores, Inc.

Stanton Group Wholesale-Retail Survey

The Stanton Group Wholesale–Retail Survey is an annual retail industry survey comprised of 36 participants that provides market data for 160 positions.  The surveyed wholesale/retail companies have varied revenue sizes and are located throughout the United States.

Stanton Group Wholesale-Retail Survey Component Companies

Alex Lee, Inc	Marsh Supermarkets, LLC
Associated Grocers, Inc.	Nash Finch Company
Associated Wholesale Grocers, Inc.	Pathmark Stores, Inc.
BI-LO, LLC	Price Chopper/The Golub Corporation
Big Y Foods, Inc.	Safeway, Inc.
Brookshire Grocery Company	Spartan Stores, Inc.
Hy-Vee, Inc.	Stop and Shop Supermarket Company
Kroger Company (The)	Winco Foods, LLC

Custom Survey Conducted by Stanton Group for Harris Teeter (another retail grocer)

Golub Corporation	Pathmark Stores, Inc.
Harris Teeter, Inc.	Publix Super Markets
Ingles Markets, Inc.	Ukrop’s Super Markets, Inc.
Nash Finch Company

The Economic Research Institute Salary Database

The Economic Research Institute (ERI) gathers survey analysis and conducts web service collection of compensation survey data.  ERI publishes updated consensus reports of competitive market compensation data from information complied from web sites, job boards, industry sponsored survey data, loan and employment applicant data, trade organization surveys, and field subject matter job analysis.

The Stanton Group reviews the retail industry executive compensation data from the Economic Research Institute Salary Database as another source of data for their assessment of our executive compensation.  This database contains data for retail grocers of all sizes and geographic locations.  Additionally, this database provides the capability to compare compensation by exact revenue size within a geographic location; in this case, retail grocers with revenue of $1.4 billion located in the northeast region of the United States.

The data from the above sources are then weighted to create a market composite for each position.  The weightings were determined based on the strength of the match between our job position and the salary survey job, the number of companies included in this data, the geographic similarities, and how strongly the data reflected our labor market.

Elements of Compensation

The elements of compensation available to our executive officers are:

•                  base salary

•                  Management Performance Incentive Plan (short-term annual, non-equity performance based cash incentive pay)

•                  2006 Omnibus Award Plan (long term equity based incentive program)

•                  perquisites

•                  retirement and other employee benefits

•                  post employment benefits

Base Salary

Base salary is fixed compensation provided to our named executive officers and other executives.  Base salaries provide our executives with a degree of financial certainty that is not based on financial performance.  We feel this is necessary to meet the objective of attracting and retaining the executive talent necessary for our long term success.

Decisions regarding total base salary levels and salary increases are primarily determined by the named executive’s current salary and the amounts paid to executives with similar job positions and responsibilities in our market survey group, as identified in the “Competitive Benchmark” section above.  We target the base salary compensation levels for our executives at the twenty-fifth percentile of the executive compensation levels paid by the companies in our market survey group.

We target base salary to the twenty-fifth percentile of our benchmarks. As discussed later, we target potential incentive bonus amounts to the fiftieth percentile of our benchmarks. We use these different benchmarks for salary and bonus because we want to reduce the emphasis on fixed pay and strongly emphasize performance based incentive pay, thereby strengthening the link between our executives’ pay and Company performance.

On November 13, 2006, Mr. Thompson joined our Company as Senior Vice President of Operations at a salary level higher than the twenty-fifth percentile benchmark.  We believe it was appropriate to compensate Mr. Thompson at this salary level due to his extensive experience in the retail industry, the difficulty in recruiting high level talent to our geographical area, his position holding the third highest level position in our Company, and succession planning purposes.

On May 14, 2007, Mr. Nestor joined our Company as Senior Vice President and Chief Financial Officer at the twenty-fifth percentile benchmark.  We believe that this was an appropriate compensation level due to his extensive financial and strategic management experience, his educational background, the difficulty in recruiting high level talent to our geographical area, and succession planning purposes.

As outlined in each of their offer letters, Messrs. Nestor, Thompson, da Cunha, and Ms. McMahon received six month performance reviews and base salary increases as deemed appropriate by the President and Chief Executive Officer and our Compensation Committee.

We have summarized the base salary rates paid to our named executive officers for fiscal year 2008 in the following table:

Name	Date of Salary Change	Salary Rate	Comments

Gregory Young	5/13/2007	$420,000	Annual increase

	9/30/2007	$500,000	Promotion to President and Chief Executive Officer

Tod Nestor	5/14/2007	$275,000	Hired as Senior Vice President and Chief Financial Officer

	11/18/2007	$283,250	Six month increase

Kenneth Thompson	5/13/2007	$265,000	Six month increase

Myles da Cunha	2/19/2007	$200,000	Promotion to Senior Vice President Merchandising

	5/13/2007	$212,000	Six month increase

	11/14/2007	$215,000

Merit increase for additional responsibilities accompanying the decision to not replace the open position of Executive Vice President and Chief Operating Officer created by the promotion of Gregory Young

Christine McMahon	5/13/2007	$181,500	Six month increase

	11/04/2007	$200,000	Promotion to Senior Vice President Human Resources, Labor Relations, Asset Protection

Robert Panasuk	05/13/2007	$550,000	Six month increase

The fiscal year 2008 base salary earned by each of the named executive officers for fiscal year 2008 is listed in the “Summary Compensation Table for Fiscal Year 2008” below.

Management Performance Incentive Plan (Short-term Annual, Non-equity Performance Based Cash Incentive Pay)

We are committed to a compensation philosophy that rewards performance.  The Management Performance Incentive Plan is an annual performance based plan designed to support our pay for performance philosophy by rewarding those employees who are instrumental in achieving and exceeding established performance goals tied to our financial performance.

Our named executive officers, other executive officers and other members of management participate in the Management Performance Incentive Plan.  Our named executive officers, along with other members of our senior executive management team, present the upcoming fiscal year budget to the Board of Directors.  The non-employee members of the Board of Directors review the budget, evaluate and make any changes deemed necessary, and the approved budget then establishes the upcoming fiscal year targets for financial objectives under the Management Performance Incentive Plan.  The achievement of financial objectives and individual goals determines the potential payout.

We determined the potential incentive bonus amounts by position using the fiftieth percentile bonus compensation benchmark, as provided by the Stanton Group, from our competitive market data.  This benchmark was used because we believe that the named executive officers should have an element of risk dependent on our financial performance attached to their total compensation.

For fiscal year 2008, we based the Management Performance Incentive Plan upon the achievement of budgeted net income, budgeted sales, and individual goals.

Incentive Payout Formula Weighting

•                  50% - Based on achievement of Budgeted Net Income

•                  Budgeted net income is our key financial measurement for the annual Management Performance Incentive Plan because we believe that it closely represents the total Company financial performance and holds our management accountable for all areas of the Company’s operations.

•                  20% - Based on achievement of Budgeted Sales

•                  Budgeted sales were chosen as our second objective because sales represent a key financial measurement in the retail industry and are important for the long-term sustainability of our Company.

•                  30% - Based on achievement of  Individual Goals

•                  The individual goals focus on the implementation and successful results of strategic initiatives by individual members of the management team.

a)             Execution and results of our strategic initiatives

b)            Achievement of individual’s cost center budget

c)             Individual goals related to expanding the individual’s knowledge within their area of expertise

We must achieve 100% of budgeted net income, as established by our Board of Directors, for there to be an incentive payment to the named executive officers under any portion of the Management Performance Incentive Plan.

We calculate the amount of the annual performance cash incentive as a percentage of the executive’s base salary.  We believe correlating the base salary with the amount of the potential annual incentive compensation appropriately takes into account the varying levels of responsibility for each position.  Thus, as an executive’s position takes on added responsibility, the base salary increases and the annual performance cash incentive component will increase as well.

In fiscal year 2008, we did not achieve 100% of our target budgeted net income; therefore, no named executive officer received compensation under the Management Performance Incentive Plan.  This is reflected under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table for Fiscal Year 2008” below.

Fiscal Year 2008 Management Performance Incentive Plan Description

Messrs. Young and Panasuk

Mr. Young’s potential incentive bonus payment level was increased in conjunction with his promotion on September 30, 2007 to the position of President and Chief Executive Officer.

Potential Incentive Bonus Payment: 75% up to a maximum of 150% of base salary

	Total Net Income Incentive Payment Weighted (50%)	Total Sales Incentive Payment (Weighted 20%)	Individual Goals Incentive Payment Weighted (30%)	Total Percent Incentive Payment (100%)

Under 100% Achievement of Budgeted Net Income	0% Base Salary	0% Base Salary	0% Base Salary	0% Base Salary

100% Achievement of Budgeted Net Income 100% Achievement of Budgeted Sales 100% Achievement of Individual Goals	37.5% Base Salary	15% Base Salary	22.5% Base Salary	75% Base Salary

125% Achievement of Budgeted Net Income 110% Achievement of Budgeted Sales 200% Achievement of Individual Goals	75% Base Salary	30% Base Salary	45% Base Salary	150% Base Salary

Mr. Young’s potential bonus payment level for the position of Executive Vice President and Chief Operating Officer.

Potential Incentive Bonus Payment: 60% up to a maximum of 120% of base salary

	Total Net Income Incentive Payment Weighted (50%)	Total Sales Incentive Payment (Weighted 20%)	Individual Goals Incentive Payment Weighted (30%)	Total Percent Incentive Payment (100%)

Under 100% Achievement of Budgeted Net Income	0% Base Salary	0% Base Salary	0% Base Salary	0% Base Salary

100% Achievement of Budgeted Net Income 100% Achievement of Budgeted Sales 100% Achievement of Individual Goals	30% Base Salary	12% Base Salary	18% Base Salary	60% Base Salary

125% Achievement of Budgeted Net Income 110% Achievement of Budgeted Sales 200% Achievement of Individual Goals	60% Base Salary	24% Base Salary	36% Base Salary	120% Base Salary

Messrs. Nestor, Thompson, da Cunha, and Ms. McMahon.

Mr. da Cunha’s potential incentive bonus payment level was increased in conjunction with his promotion to Senior Vice President Merchandising.

Ms. McMahon’s potential incentive bonus payment level was increased in conjunction with her promotion to Senior Vice President Human Resources, Labor Relations, and Asset Protection.

Potential Incentive Bonus Payment: 45% up to a maximum of 90% of base salary

	Total Net Income Incentive Payment Weighted (50%)	Total Sales Incentive Payment (Weighted 20%)	Individual Goals Incentive Payment Weighted (30%)	Total Percent Incentive Payment (100%)

Under 100% Achievement of Budgeted Net Income	0% Base Salary	0% Base Salary	0% Base Salary	0% Base Salary

100% Achievement of Budgeted Net Income and 100% Achievement of Budgeted Sales 100% Achievement of Individual Goals	22.5% Base Salary	9% Base Salary	13.50% Base Salary	45% Base Salary

125% Achievement of Budgeted Net Income and 110% Achievement of Budgeted Sales 200% Achievement of Individual Goals	45% Base Salary	18% Base Salary	27% Base Salary	90% Base Salary

Mr. da Cunha’s potential incentive bonus payment level for the position of Vice President Merchandising.

Potential Incentive Bonus Payment: 35% up to a maximum of 70% of base salary

	Total Net Income Incentive Payment Weighted (50%)	Total Sales Incentive Payment (Weighted 20%)	Individual Goals Incentive Payment Weighted (30%)	Total Percent Incentive Payment (100%)

Under 100% Achievement of Budgeted Net Income	0% Base Salary	0% Base Salary	0% Base Salary	0% Base Salary

100% Achievement of Budgeted Net Income and 100% Achievement of Budgeted Sales 100% Achievement of Individual Goals	17.5% Base Salary	7% Base Salary	10.5% Base Salary	35% Base Salary

125% Achievement of Budgeted Net Income and 110% Achievement of Budgeted Sales 200% Achievement of Individual Goals	35% Base Salary	14% Base Salary	21% Base Salary	70% Base Salary

Ms. McMahon’s potential incentive bonus payment level for the position of Vice President Human Resources.

Potential Incentive Bonus Payment: 40% up to a maximum of 80% of base salary

	Total Net Income Incentive Payment Weighted (50%)	Total Sales Incentive Payment (Weighted 20%)	Individual Goals Incentive Payment Weighted (30%)	Total Percent Incentive Payment (100%)

Under 100% Achievement of Budgeted Net Income	0% Base Salary	0% Base Salary	0% Base Salary	0% Base Salary

100% Achievement of Budgeted Net Income and 100% Achievement of Budgeted Sales 100% Achievement of Individual Goals	20% Base Salary	8% Base Salary	12% Base Salary	40% Base Salary

125% Achievement of Budgeted Net Income and 110% Achievement of Budgeted Sales 200% Achievement of Individual Goals	40% Base Salary	16% Base Salary	24% Base Salary	80% Base Salary

Long Term Incentive Program

2006 Omnibus Award Plan

Our Board of Directors adopted the 2006 Omnibus Award Plan on December 15, 2006.

The purpose of the 2006 Omnibus Award Plan is to provide a means to attract and retain talented individuals and to provide a means for employees and directors to acquire and maintain our common stock or be paid incentive compensation measured by the value of our common stock.  This is intended to strengthen the commitment of our employees and our Board of Directors to our welfare and ensure they share a common interest with our shareholders.

We granted phantom stock awards under the 2006 Omnibus Award Plan in Fiscal Year 2007 to Messrs. Panasuk and Young, as detailed in the “Summary Compensation Table for Fiscal Year 2008,” “Grants of Plan Based Awards for Fiscal Year 2008” tables and the accompanying narrative disclosure.  We granted phantom stock awards since we are not currently in compliance with public reporting obligations under the Securities Exchange Act of 1934, as amended, and therefore we are not capable of granting either stock options or restricted stock to our employees under federal securities laws without relying on an exemption from the registration requirements.

Our decision to grant these two phantom stock awards to Messrs. Panasuk and Young was made in conjunction with their respective promotions to the positions of President and Chief Executive Officer and Executive Vice President and Chief Operating Officer.  Additionally, we granted phantom stock awards because they are directly tied to the value of our common stock and provide an incentive for our executives to increase our market value, as increases in our common stock price will enhance the value of their awards.  We also believe that phantom stock awards serve as a long term retention incentive that reward demonstrated and sustained superior performance and ensures that executives focus on our long-term goals and objectives.  We otherwise have not granted equity based awards or awards whose value is based on the value of our stock to any of our executives.

On September 30, 2007, Mr. Panasuk resigned as President and Chief Executive Officer.  This resulted in the forfeiture of any potential amounts due under his phantom stock award since he did not meet any of the vesting provisions outlined in the phantom stock agreement.

Our Compensation Committee will consider granting long-term equity incentive awards to our named executive officers and other senior executives when we are eligible to grant stock awards under the 2006 Omnibus Plan.

Retention Bonus

On February 28, 2008, our Board of Directors approved the granting of awards pursuant to agreements with each of the named executive officers and eight other senior members of management.  The agreements provide that upon a Change of Control, as defined in the “Potential Payments Upon Termination” section below, each of the named executive officers and eight other senior members of management would be entitled to receive lump sum amounts, payable in cash or in shares of the Company’s common stock (or a combination of both), as determined by the Board of Directors.  The amount of the bonus is determined according to the per share consideration paid for each share of our common stock in the Change in Control.

Each agreement also provides that, in consideration for the amounts payable, each recipient agrees not to compete with the Company or solicit any of the Company’s employees during such recipient’s employment with the Company and for a period of one year following termination of such recipient’s employment.  Each agreement also contains an ongoing covenant not to disclose confidential information of the Company.

The decision to provide a retention bonus award was made by our Compensation Committee and approved by the non-employee members of the Board of Directors after receiving an opinion from the Stanton Group that the retention plan was reasonable and appropriate given the need to retain key talent during a change in control.

Since we are not currently in compliance with public reporting obligations under the Securities Exchange Act of 1934, as amended, we are not capable of granting either stock options or restricted stock to our employees under federal securities laws without relying on an exemption from the registration requirements.  As a result, the Board of Directors determined that it would provide its key employees with the benefits provided pursuant to the agreements in the event the Company is a party to a Change of Control prior to the date on which the Company could grant such employees stock options or restricted stock awards under the 2006 Omnibus Award Plan in compliance with federal securities laws.

In forming their recommendation for the retention bonus awards, the Stanton Group noted that existing compensation programs could not accomplish a retention incentive due to the Company’s current inability to grant the shares of stock allocated for the management team under the Omnibus Plan.

The retention incentive is a performance based, variable retention bonus with the objective of providing an incentive for the management team to increase our stock price upon a Change of Control of the Company.

The Board has already granted retention incentives which provide for payouts in connection with a sale at a stock price of at least $10.00 per share and maintains the authority to grant retention incentives with payouts in connection with a sale at a stock price of less than $10.00 per share.

The amount of the retention incentive is based on a percent of our total share value or market capitalization. Increases in the stock price would incrementally increase the amount of the retention award. Each individual is eligible to receive a percent of the total amount the Company would pay as retention incentive based on their individual retention incentive agreements.

The table below summarizes the amounts payable to each named executive officer under their individual retention bonus agreement.  The share value is the value of the common stock upon a Change in Control of the Company, as defined in the “Potential Payments Upon Termination” section below.

Recipient	Per Share Value (Low) $10.00	Per Share Value (High) $14.99	Per Share Value (Low) $15.00	Per Share Value (High) $19.99	Per Share Value $20.00 or above
Gregory J. Young	$522,755	$783,610	$1,045,510	$1,393,316	$1,742,516
Tod Nestor	$298,717	$447,777	$597,434	$796,181	$995,724
Kenneth Thompson	$298,717	$447,777	$597,434	$796,181	$995,724
Myles da Cunha	$298,717	$447,777	$597,434	$796,181	$995,724
Christine McMahon	$298,717	$447,777	$597,434	$796,181	$995,724

Perquisites

We do not offer substantial benefits in the form of perquisites to our named executive officers.  We offer an Executive Relocation Plan covering the costs of purchasing and selling a primary residence and temporary living expenses.  We feel it is important that our executives live in the geographical area in which we conduct business.

The amounts paid under the Executive Relocation Plan in fiscal year 2008 are detailed in the “All Other Compensation for Fiscal Year 2008” table, below.

We provided for travel reimbursement and temporary living expenses for Mr. Nestor upon his joining our Company.  The decision to enhance these benefits was recommended by the President and Chief Executive Officer and authorized by our Compensation Committee after extensive recruitment efforts to fill the position of Senior Vice President and Chief Financial Officer and the realization that the best candidate was not located in our geographical area.

Tax Gross-Ups

We provided tax gross-up payments to those of our named executive officers who received sign-on bonuses and relocation payment for fiscal year 2008.  We provided these tax gross-ups because we wanted our named executive offices to get the full economic benefit of the sign-on bonuses, and we did not want their work-related relocations to cost them anything, including taxes.

Retirement and Other Employee Benefits

1. Pension Plans

We do not sponsor defined benefit pension plans or supplemental executive retirement plans for our named executive officers or any of our other non-union employees.  We feel that the costs associated with defined benefit pension plans and supplemental executive retirement plans are prohibitive and therefore would not meet the financial needs of the business.

The Penn Traffic Company Cash Balance Pension Plan covering our non-union employees was terminated in accordance with terms and conditions of a settlement agreement between the Pension Benefit Guaranty Corporation and the Company in connection with our April 2005 Chapter 11 Plan of Reorganization.

Since we believe that a retirement benefit is essential for recruitment and retention of our non-union personnel, subsequent to the termination of the Penn Traffic Company Cash Balance Plan, we established an annual 401(k) contribution, as described in detail in the “Annual Non-Elective 401(k) Contribution” section below.

2. 401(k) plan

We offer retirement benefits to our employees, including our named executive officers, through a voluntary tax-qualified defined contribution 401(k) savings plan.  This plan offers employees the opportunity to save towards retirement in a pretax account. To be eligible for this benefit, the employee must be at least 21 years old, have 6 months of employment with the Company, or have been previously employed by the Company and met the eligibility requirements of the plan prior to leaving the Company. The retirement benefits for our executive officers under the 401(k) savings plan are the same as those available to other eligible employees.

Additionally, after completing one year of service, or if previously eligible to participate, we will make a Company match equal to 50% of the amount an individual contributes into the 401(k) plan, up to the first 3% of the individual’s pay.

3. Annual Non-Elective 401(k) contributions

At the end of the calendar year, we make an annual non-elective contribution of 3% of total annual compensation, as reported in Box 1 of the W-2 payroll wage statements, less relocation reimbursements, into the 401(k) savings plan for each eligible employee with over 6 months of service, including our named executive officers.  This contribution is made for each eligible individual even if the employee does not participate in the weekly contributory 401(k) plan.  The contribution is made approximately 9 months after the conclusion of the relevant calendar year.  This annual contribution allows our 401(k) savings plan to be qualified as a safe harbor plan, as defined by the Internal Revenue Service 401(k) regulations.

4. Health and Welfare Benefits

We also provide other customary health and welfare benefits in order for our overall compensation package to remain competitive.  Medical, dental, vision, and disability insurance plans are offered, for which our executive officers are charged the same rates as all other employees.  We do not offer separate medical or disability plans for our executive officers.  The only additional executive employee benefit is travel life insurance, which is an enhanced life insurance and accidental death and dismemberment business travel coverage offered to executive officers with a maximum payable under the policy of $1,000,000.  Our costs of the premiums for this travel life insurance are included in the “All Other Compensation for Fiscal Year 2008” table, below.

Employment Agreements

There are no employment agreements with any named executive officer or any other individual which constitute an employment contract offering a position for a guaranteed period of time.  We do not have such employment agreements since they would limit the right of our Board of Directors to terminate executives at their discretion, as determined by the current and future needs of the business.  Terms of employment such as base salary, benefits, sign-on bonus (if applicable), eligibility for incentive plans, vacation, and severance are outlined in the employment offer letter sent to an individual when he or she joins our Company or is offered a promotion within the Company.  The terms of these offer letters for our named executive officers are detailed in the narrative following the “Grants of Plan-Based Awards” table.

Post Employment Benefits

We have entered into Executive Change in Control Agreements, as approved by the Board of Directors on April 18, 2006, with our executives in order to assure continuity of management during a change in control, and to make sure our executives can evaluate and respond to potential changes in control in the best interests of our shareholders, even if they may not be offered positions after the change in control.  We also wish to provide certain financial assurances to our executive officers and other key employees who have had access to confidential information and have been instrumental in developing employee and customer relationships, all of which are valuable assets that we wish to protect in a change in control situation.  The specifics of this plan, including potential payments upon a change in control are discussed in the “Potential Payment Upon Termination or Change in Control” section below.

On February 28, 2008, our Board of Directors approved the amendment of these change in control protection agreements.  The change in control protection agreements had provided that payments under the agreements would be cut back if and to the extent that the payments, together with any other payments, made the recipients subject to the so-called golden parachute excise tax under section 4999 of the Internal Revenue Code.  As amended, the agreements provide that payments to the employees will be reduced to the point at which the employee would not be subject to the golden parachute excise tax only if the employee will receive a greater after-tax benefit if the payments were so reduced than they would receive if the full payments were made to them and they were required to pay the excise tax.

Each agreement also contains provisions regarding the employment terms of each executive for the two year period following a change of control or, if earlier, until termination of employment in accordance with the terms outlined above.  During this period, the executive’s (i) position, authority and responsibilities, and (ii) base salary must be at least commensurate with that which the executive had immediately prior to the change in control.  Additionally, the executive is eligible to (i) receive discretionary annual bonuses or incentive compensation, (ii) participate in all long-term incentive compensation programs, (iii) participate in all pension, deferred compensation, and health and welfare plans, (iv) receive reimbursement for reasonable business expenses, and (v) receive paid vacation and fringe benefits, each on the same basis as similarly situated key employees of comparable rank within the Company or acquiring entity as appropriate.

Tax Considerations

The Compensation Committee monitors changes in the regulatory environment when assessing the financial efficiency of the various elements of the executive compensation program.

Section 162(m) of the Internal Revenue Code generally limits the amount of compensation paid to the named executives which we can deduct on our taxes to $1 million a year.  However, performance-based compensation, as determined under tax regulations, in excess of $1 million would still be tax deductible.

We may consider the tax deductibility of any element of executive compensation when we structure our overall compensation program.  Although we intend that all compensation paid to our named executive officers be deductible under Section 162(m) of the Internal Revenue Code, the Compensation Committee may, at its discretion, choose to pay compensation that does not qualify for deductibility if they determine that is in our best interest.  We do not currently provide total compensation to any named executive officer in excess of $1.0 million.

Compensation Committee Report

Following the fiscal year 2008 review, with guidance from the Stanton Group, our Compensation Committee believes that the elements of executive compensation were appropriate and reasonable.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our annual report on Form 10-K.

John E. Burke, Chairman of the Compensation Committee

Robert J. Kelly, Non-Executive Chairman of the Board of Directors and Compensation Committee Member

Compensation Committee Interlocks and Insider Participation

During fiscal year 2008 Messrs. Burke and Kelly served as members of our compensation committee.  None of the members of our compensation committee during such year had any relationships required to be disclosed under Item 407(e) (4) of Regulation S-K.

Tabular Disclosure of Executive and Director Compensation

Summary Compensation Table for Fiscal Year 2008

Name and Position	Fiscal Year	Salary $	Bonus $ (2)	Stock Awards $ (3)	All Other Compensation $ (4)	Total $
Gregory J. Young President and Chief Executive Officer	2008	$442,308	—	$51,264	$29,684	$523,256

	2007	$197,115	$75,000	$16,322	$162,256	$450,693
Tod Nestor (1) Senior Vice President and Chief Financial Officer	2008	$207,995	$50,000	—	$126,468	$384,463
Kenneth Thompson (1) Senior Vice President Operations	2008	$260,961	—	—	$34,560	$295,521
Myles da Cunha (1) Senior Vice President Merchandising	2008	$207,981	$20,000	—	$29,537	$257,518
Christine McMahon (1) Senior Vice President Human Resources and Labor Relations	2008	$181,683	—	—	$52,235	$233,918
Robert R. Panasuk Former President and Chief Executive Officer	2008	$377,884	$25,000	—	$372,817	$775,701

	2007	$149,038	$75,000	$32,643	$92,628	$349,309
Ben Jones (5) Chief Financial Officer	2008	—	—	—	—	—
Ben Jones (5) Chief Financial Officer	2007	—	—	—	—	—

(1)              The amount for Mr. Nestor reflects his compensation since joining our Company on May 14, 2007.  Mr. Thompson joined our Company on November 13, 2006, Mr. da Cunha and Ms. McMahon joined our Company on November 26, 2006.  Fiscal year 2008 is the first year these individuals have been reported as named executive officers.

(2)              Amounts reflect the sign-on bonus paid to the named executive officer in increments based on the terms of the individual executive’s offer letter.  During fiscal year 2008, Mr. Nestor received a sign-on bonus paid in three increments: $25,000 on May 18, 2007, $12,500 on August 10, 2007, and $12,500 on November 15, 2007.  Mr. da Cunha received a sign-on bonus incremental payment of $20,000 on February 26, 2007.  Mr. Panasuk received a sign-on bonus incremental payment of $25,000 on April 2, 2007.

(3)              Amounts set forth represent the dollar amount recognized for financial statement reporting purposes for fiscal year 2008 as computed in accordance with SFAS 123(R) which is a revision of FASB Statement No. 123 “Accounting for Stock-Based Compensation,” disregarding estimates of forfeitures related to service-based vesting conditions.  In accordance with SFAS 123(R) the awards are being accounted for as compensation expense and a corresponding liability over the period to settlement date based on changes in the value of our common stock using the Black-Scholes method.  As of February 2, 2008 the following was used to calculate the fair market value of this compensation:

Valuation Date	12/15/2006
Expiration Date	5/1/2009
Stock Price	$7.05
Grant Price	$12.33
Term	2.4
Risk-free rate	2.21%
Volatility	76%
Dividend yield	0%

(4)              The amounts shown in this column are detailed in the additional table “All Other Compensation for Fiscal Year 2008,” below.

(5)              Ben Jones served as the Company’s Chief Financial Officer between January 26, 2007 to May 14, 2007, when Tod Nestor was hired.  Mr. Jones has been a Managing Director at Conway, Del Genio, Gries & Co. (“CDG”) since 2004.  CDG has provided financial advisory services to the Company during the period October 2006-April 2008 for a fee of $2,004,850.  Mr. Jones acted as the Company’s Chief Financial Officer in connection with CDG’s providing advisory services to the Company.  Mr. Jones received no direct compensation from the Company in connection with his services.  Rather, his services were provided by CDG as part of the financial advisory services CDG provided to the Company during the period outlined.

All Other Compensation for Fiscal Year 2008

Name	401(k) Weekly Match Contributions $ (1)	401(k) Annual 3% Contribution (2)	Relocation $ (3)	Income/Excise Tax Gross Up $ (4)	Company Paid Health and Other Benefits $ (5)	Severance $ (6)	Total $

Gregory J. Young	$3,167	$14,208	—	—	$12,309	—	$29,684

Tod Nestor	—	$977	$51,660	$66,447	$7,384	—	$126,468

Kenneth Thompson	$917	$4,925	$13,724	$9,107	$5,887	—	$34,560

Myles da Cunha	$372	$3,704	$5,194	$14,021	$6,246	—	$29,537

Christine McMahon	$462	$3,240	$27,274	$14,520	$6,739	—	$52,235

Robert R. Panasuk	$1,947	$9,056	$105,815	$90,464	$5,535	$160,000	$372,817

(1)             Reflects the weekly Company matching contributions of 50% of the executive’s contribute to their 401(k) savings account up to the first 3% of pay, subject to the maximum limit imposed by Section 402(g) of the Internal Revenue Service Code.

(2)             Amounts shown reflect the annual non-elective contribution of 3% of total salary into each of the named executives’ 401(k) account.  In fiscal year 2008, Mr. Young received $14,208 for the annual 401(k) company contribution.

(3)             In fiscal year 2008, Mr. Nestor received a relocation bonus of $15,000 in lieu of a Company car, in accordance with his offer letter.  In addition, Mr. Nestor received $13,110 for temporary living expenses and $23,550 for travel expenses. Mr. Thompson received $6,769 for temporary living expenses and $6,955 for the closing and moving costs related to the purchase of his new residence.  Ms. McMahon received $1,275 for temporary living expenses, $14,090 for expenses incurred in the sale of her previous residence, and $11,909 for expenses incurred in the purchase of her new residence.  Mr. Panasuk received $24,415 for temporary living expenses, $61,144 for expenses incurred in the sale of his previous residence, and $20,256 for expenses incurred in the purchase of his new residence.  Each of these amounts represents the actual cost incurred by the executive.

(4)             Amounts shown include tax gross-up payments provided in connection with the sign- on bonus and relocation expenses paid pursuant to the named executive officer’s offer letter.  In fiscal year 2008, Mr. Nestor received a tax gross-up payment of $42,216 for his sign-on bonus and $24,231 for relocation.  Mr. da Cunha received a tax gross-up payment of $10,648 for his sign-on bonus and $3,373 for relocation.  Ms. McMahon received a relocation tax gross-up payment of $14,520.  Mr. Panasuk received a tax gross-up payment of $16,237 for his sign-on bonus and $74,227 for relocation.

(5)             Amounts reported in this column include: Company paid premiums for health insurance, long term disability premiums, group life insurance premiums, and excess life insurance.

(6)              Severance was paid to Mr. Panasuk in fiscal year 2008 based on the term of his severance agreement executed with him on October 18, 2007.  The terms of Mr. Panasuk’s severance agreement are summarized in the section entitled, “Potential Payments on Termination or Change in Control.”

Grants of Plan Based Awards for Fiscal Year 2008

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (b)			All Other Stock Awards, Number of Shares of	Grant Date Fair Value of Stock
Name	Grant Date (1)	Threshold	Target $ (1)	Maximum $ (1)	Stock or Units #	and Option Awards $
Gregory J. Young
Management Incentive Plan (2)	—	—	$375,000	$750,000	—	—
Management Incentive Plan (3)	—	—	$240,000	$480,000	—	—
Tod Nestor
Management Incentive Plan	—	—	$123,750	$247,500	—	—
Kenneth Thompson
Management Incentive Plan	—	—	$112,500	$225,000	—	—
Myles da Cunha
Management Incentive Plan (4)	—	—	$90,000	$180,000	—	—
Management Incentive Plan (5)	—	—	$56,000	$112,000	—	—
Christine McMahon
Management Incentive Plan (6)	—	—	$90,000	$180,000	—	—
Management Incentive Plan (7)	—	—	$74,250	$148,500	—	—
Robert R. Panasuk
Management Incentive Plan	—	—	$375,000	$600,000	—	—

(1)              The target amount shown potentially could have been paid if net income had been achieved at 100%.  The potential maximum amount would be payable upon achieving 125% of net income, 110% of budgeted sales, and 200% of personal goals.  As reflected in the “Summary Compensation Table for Fiscal Year 2008,” no named executive officer received a payout under this plan in fiscal year 2008 because we did not achieve our targeted net income.

(2)              Amount reflects Mr. Young’s potential incentive bonus level for the position of President and Chief Executive Officer.

(3)              Amount reflects Mr. Young’s potential incentive bonus level for the position of Executive Vice President and Chief Operating Officer.  Mr. Young was our Executive Vice president and Chief Operating Office until September 30, 2007, when he became our President and Chief Executive Officer.  His potential incentive bonus level was increased in conjunction with his promotion to the position of President and Chief Executive Officer to account for his additional responsibilities in this position.

(4)              Amount reflects Mr. da Cunha’s potential incentive bonus level for the position of Senior Vice President Merchandising.

(5)              Amount reflects Mr. da Cunha’s potential incentive bonus level for the position of Vice President Merchandising.  Mr. da Cunha was our Vice President of Merchandising until February 12, 2007, when he became our Senior Vice President Merchandising.  His potential incentive bonus level was increased in conjunction with his promotion to the position of Senior Vice President Merchandising to account for his additional responsibilities in this position

(6)              Amount reflects Ms. McMahon’s potential incentive bonus level for the position of Senior Vice President Human Resources, Labor Relations, and Asset Protection.

(7)              Amount reflects Ms. McMahon’s potential incentive bonus level for position of Vice President Human Resources and Labor Relations.  Ms. McMahon was our Vice President Human Resources until November 4, 2007, when she was promoted to the position of Senior Vice President Human Resources, Labor Relations, and Asset Protection.  Her potential incentive bonus level was increased in conjunction with her promotion to the position of Senior Vice President Human Resources, Labor Relations, and Asset Protection to account for her additional responsibilities in this position.

Narrative Discussion to the Summary Compensation Tables and Grants of Plan Based Awards

2006 Omnibus Award Plan (Long Term Equity Based Incentive Program)

On December 15, 2006, the Company established the 2006 Omnibus Award Plan providing provisions for the Company to grant stock options, restricted stock, phantom stock, and stock appreciation rights.  The amount of shares of common stock that can be granted are limited to 902,268 in the aggregate.

On December 15, 2006, the Company granted an aggregate of 150,000 shares of phantom stock to Messrs. Young and Panasuk.  The phantom stock awards will settle on the earlier of (a) May 1, 2009, (b) a change in control, as such term is defined in the 2006 Omnibus Award Plan, or (c) the death or disability, as defined under section 409A of the Internal Revenue Code, of the executive.

On September 30, 2007, Mr. Panasuk resigned as President and Chief Executive Officer resulting in the forfeiture of his 100,000 shares of phantom stock and any potential amounts due under his phantom stock awards since he did not meet any of the vesting provisions outlined in the phantom stock agreement.

The detailed amounts and values of the phantom stock incentive awarded for fiscal year 2008 are shown in the “Grants of Plan-Based Awards for Fiscal Year 2008” table.

2. Phantom Stock Award Grant Date and Price

Our Board of Directors is responsible for setting the grant dates and approving the amount and exercise price of any stock or option awards.  Our executive officers are not involved in the process of granting equity awards or in setting the grant price.

Under the 2006 Omnibus Award Plan, the fair market value of our common stock on any given date is equal to the average of the high bid and low ask price of our common stock on the Pink Sheets, LLC as of the most recent trading day proceeding such date on which a sale of our common stock occurred.

Outstanding Equity Awards at Fiscal Year End 2008

	Stock Awards
Name	Number of Shares or Units of Stock that have not Vested # (1)	Market Value of Shares or Units of Stock that have not Vested $
Gregory J. Young Omnibus Award Plan	26,152	$7.05

(1)               Mr. Young’s phantom awards will become vested on the earlier of (a) May 1, 2009, (b) a change in control, as such term is defined in the 2006 Omnibus Award Plan, or (c) the death or disability, as defined under section 409A of the Internal Revenue Code, of Mr. Young.

Offer Letter Summaries

Employment offer letters in effect with each of the named executive officers govern the key terms of their employment.  The material provisions of these letters are detailed in the table below.

Description	Gregory Young	Gregory Young	Gregory Young	Gregory Young	Tod Nestor	Myles da Cunha	Myles da Cunha

Effective Date of Position	7/17/2006	10/04/2006	12/12/2006	10/01/2007	5/14/2007	11/27/2006	2/12/2007

Position Title	Senior Vice President Chief Marketing Officer/ Distribution	Senior Vice President Co-Chief Operating Officer	Executive Vice President and Chief Operating Officer (Seat on Board of Directors included)	President and Chief Executive Officer	Senior Vice President and Chief Financial Officer	Vice President Merchandising	Senior Vice President Merchandising

Salary	$300,000	$375,000	$400,000	$500,000	$275,000	$160,000	$200,000

Sign-On Bonus (Grossed Up)	$100,000	—	—	—	$50,000	$40,000	—

Management Performance Incentive Plan	45% up to 90% of base salary	—	60% up to 120% of base salary	75% up to 150% of base salary	45% up to 90% of base salary	35% up to 70% of base salary	45% up to 90% of base salary

Relocation	Based on offer letter	—	—	—	Based on offer letter	Based on offer letter	—

Vacation	Five weeks	—	—	—	Four weeks	Four weeks	—

Severance	52 weeks based on offer letter	—	—	—	52 weeks based on offer letter	52 weeks based on offer letter	—

Change in Control	7/17/2006	—	—	—	5/14/2007	11/27/2006	—

Equity (Phantom Shares)	Opportunity to participate in Omnibus Plan	—	50,000 shares	—	Opportunity to participate in Omnibus Plan	Opportunity to participate in Omnibus Plan	—

Description	Kenneth Thompson	Christine McMahon	Christine McMahon	Robert Panasuk	Robert Panasuk
Effective Date of Position	11/13/2006	11/27/2006	11/04/2007	10/04/2006	12/12/2006 Resigned 9/30/2007

Position Title	Senior Vice President Operations	Vice President Human Resources	Senior Vice President Human Resources, Labor Relations, Asset Protection	Senior Vice President and Co-Chief Operating Officer	President and Chief Executive Officer

Salary	$250,000	$165,000	$200,000	$375,000	$500,000

Sign-On Bonus (Grossed Up)	$50,000	$35,000	—	$100,000	—

Management Performance Incentive Plan	45% up to 90% of base salary	40% up to 80% of base salary	45% up to 90% of base salary	45% up to 90% of base salary	75% up to 120% of base salary

Relocation	Based on offer letter	Based on offer letter	—	Based on offer letter	—

Vacation	Four weeks	Four weeks	—	Four weeks	—

Severance	52 weeks based on offer letter	52 weeks based on offer letter	—	52 weeks based on offer letter	—

Change in Control	11/13/2006	11/27/2006	—	10/04/2006	—

Equity (Phantom Shares)	Opportunity to participate in Omnibus Plan	Opportunity to participate in Omnibus Plan	—	Opportunity to participate in Omnibus Plan	100,000 shares

Potential Payments Upon Termination or Change in Control

The potential amounts payable to each named executive officer for the various termination scenarios are detailed.

1.	Termination with no Change in Control

Pursuant to our written severance policy, in consideration for a release of claims against the Company, eligible Vice Presidents and Senior Vice Presidents are to be provided between 12 and 52 weeks of salary and health care continuation, after involuntary employment termination, and an eligible President and Chief Executive Officer is to be provided between 26 and 78 weeks of continued salary and health care coverage, after involuntary employment termination.  The number of weeks of severance is determined by length of service; two weeks of severance is awarded for each year of full time service.  As outlined in their offer letters, each of the named executive officers is eligible for 52 weeks of severance.

The severance policy defines eligibility and ineligibility criteria; severance applies if and when the executive’s position is eliminated and no comparable position at equal base pay is offered.  An executive will be deemed ineligible for severance if the employment termination is a result of factors including one of the following: voluntary resignation, failure to meet performance goals, absenteeism, any violations of policy, death, disability, or cause.

Cause is defined as: (i) commission of an act of fraud or embezzlement (including unauthorized disclosure of confidential or proprietary information that results in, or could reasonably be expected to result in, a material injury to the Company or its subsidiaries); (ii) conviction or guilty plea (or plea of no contest) to a felony or any other crime involving moral turpitude; (iii) willful misconduct as an employee that results in material injury to the Company; (iv) willful failure to render services to the Company in accordance with his employment, which amounts to a material neglect of his or her duties to the Company; and (v) willful and material insubordination.

2.	Termination with Change in Control

We have entered into Executive Change in Control Protection Agreements with Messrs. Young, Nestor, Thompson, da Cunha, Ms. McMahon and eleven other members of executive management.  Our Executive Change in Control Protection Agreement is a double trigger agreement.  A double trigger agreement means that two events must occur for there to be any payment under the agreement.  The first occurrence must be a change in control, as defined below.  The second occurrence must be an involuntary termination or voluntary termination for good reason within two years following the effective date of a change in control, unless the individual is terminated for cause.

Good reason is defined as a material reduction in responsibilities, a reduction in salary, or a more than 50 mile change in location of the executive’s office, each without the executive’s express written consent and which occurs after the change in control or during the 90 day period immediately preceding it.

Cause is defined as any of the following actions by the executive not remedied within 30 days of receipt by the executive of notice of such conduct: (i) commission of an act of fraud, dishonesty, embezzlement or other act or omission intended or with consequences that bring, or could reasonably be expected to bring, the Company or the entity acquiring the Company in the change in control into disrepute or otherwise materially harm their respective commercial or governmental relationships or licenses, (ii) pleading guilty or no contest to, or being convicted of, a criminal offense for which a penalty of imprisonment may be imposed (other than a road traffic offense), (iii) material misconduct tending to bring the Company or acquiring entity into disrepute or failure to comply with written guidelines, (iv) abandonment or material neglect of employment duties, (v) persistent failure to carry out instructions, or (vi) material breach of the executive’s duties under this agreement.

The executive is also required to sign a waiver and release of all claims against the Company before he or she is eligible to receive any payment.

Payments pursuant to a change in control take the place of, and are not supplemented by, amounts otherwise payable under the written severance policy described above.

Definition of change in control:

•	an acquisition by any person of 50% or more of either the outstanding shares or combined voting power of our securities, excluding:

(a) acquisitions by us or any entity that is controlled by, controls or is under common control with us,

(b) acquisitions by an employee benefit plan we or an affiliate sponsors or maintains, or

(c) acquisitions by the individual executive who has signed the agreement,

•	there is a change in the majority of the members of our board of directors which is not approved by our pre-change board of directors,

•	our liquidation or dissolution

•	a sale, transfer or other disposition of all or substantially all of our business or assets, or

•	the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar transaction requiring shareholder approval, unless:

(a)

the beneficial owners of more than 50% of the total voting power of our stock are the indirect beneficial owners of the voting stock of the resulting corporation in substantially the same proportions as their ownership before the transaction, and

(b) at least a majority of the members of the board of the resulting corporation were member of our board before the transaction.

The potential payments to our named executive officers as a result of an involuntary termination or termination by the executive for good reason during the two year period following a change in control are:

•	cash lump sum payment equal to two times the higher of the annual rate of current base salary or the average annualized base salary of the prior 24 months;
•

cash lump sum payment equal to two times the average of the annual cash bonuses payable under the annual incentive plan for each of the three fiscal years prior to the effective date of the termination; and

•	continuation of health and welfare benefits for one year or until the executive becomes eligible for comparable benefits provided by a subsequent employer.
•	all cash payments will be made within 30 days following the date of termination.

As discussed in the “Post Employment” section above, our Board of Directors approved an amendment of these change in control protection agreements on February 28, 2008.

Each agreement also contains provisions regarding the employment terms of each executive for the 2 year period following a change of control or, if earlier, until termination of employment in accordance with the terms outlined above.  During this period the executive’s (i) position, authority and responsibilities, and (ii) base salary must be at least commensurate with that which the executive had immediately prior to the change in control.  Additionally, the executive is eligible to (i) receive discretionary annual bonuses or incentive compensation, (ii) participate in all long-term incentive compensation programs, (iii) participate in all pension, deferred compensation, and health and welfare plans, (iv) receive reimbursement for reasonable business expenses, (v) receive paid vacation and fringe benefits, each on the same basis as similarly situated key employees of comparable rank within the Company or acquiring entity as appropriate.

The following table summarizes the potential payout amount for each listed scenario, assuming the change in control or termination event occurred on February 2, 2008, the last day of fiscal year 2008.  No executive is entitled to receive severance if their employment is terminated due to their death.  The table also provides for the actual severance that was paid to Mr. Panasuk upon termination of his employment.

Potential Payments upon Termination or Change in Control for Fiscal Year 2008

		Unpaid Prior	Accelerated Vesting of	Health
Name	Salary $	Year Bonus $	Equity Awards $ (1)	Benefits	Total $
Gregory J. Young
Change in control	$1,000,000	—	—	$8,395	$1,008,395
Involuntary Termination	$500,000	—	—	$8,395	$508,395
Tod Nestor
Change in control	$567,000	—	—	$8,395	$575,395
Involuntary Termination	$283,500	—	—	$8,395	$291,895
Kenneth Thompson
Change in control	$530,000	—	—	$2,478	$532,478
Involuntary Termination	$265,000	—	—	$2,478	$267,478
Myles da Cunha
Change in control	$430,000	—	—	$4,870	$434,870
Involuntary Termination	$215,000	—	—	$4,870	$219,870
Christine McMahon
Change in control	$400,000	—	—	$4,870	$404,870
Involuntary Termination	$200,000	—	—	$4,870	$204,870
Robert R. Panasuk (2)
Actual Severance	$160,000	—	—	$8,034	$168,034

(1)

Upon a change in control, death, or disability of the employee, as defined in Section 409A of the Internal Revenue Code, the phantom stock would vest immediately, pursuant to the terms of the form of award agreement. For the calculation of the potential payment of the phantom stock award, we used the market value of our common stock of $7.05 per share. Since the market value as of February 2, 2008 was less than the grant price of Mr. Young’s phantom stock awards, Mr. Young would not receive payments upon a change in control for accelerated vesting of his phantom stock awards.

(2)	Separation Agreement with Robert Panasuk

The Company entered into a separation agreement with Mr. Panasuk on October 18, 2007.  Mr. Panasuk’s employment was terminated as a result of his voluntary resignation on September 28, 2007 and the Company agreed to pay Mr.  Panasuk (i) $160,000; (ii) an amount equal to three weeks of his accrued but unused vacation days and (iii) his base salary for the week of resignation.  The Company will also reimburse Mr. Panasuk for the cost of his premiums for health insurance, prescription benefits and dental benefits for up to one year following termination of his employment or until Mr. Panasuk becomes eligible to receive such benefits from a subsequent employer.  Mr. Panasuk is subject to ongoing covenants (i) not to disclose confidential information of the Company and (ii) not to make disparaging statements about the Company.  Mr. Panasuk has also agreed to release all claims against the Company.

Director Compensation

The table below discloses non-employee director compensation for the fiscal year 2008.

Each director receives an annual retainer of $25,000.  The non-executive Chairman of the Board receives an additional annual retainer of $25,000. Each Chair of the Audit and Compensation Committees receives an additional $5,000 per year.  The fee received for personal attendance at Board meetings is $1,500, committee meeting attendance is $1,000, and for telephonic meetings is $750. Additionally, we reimburse directors for travel and lodging expenses associated with attendance at our Board of Director meetings.

Our Board of Directors granted an aggregate of 22,685 shares of phantom stock under our 2006 Omnibus Award Plan on May 14, 2007 to Messrs. Burke, Collins, Evans, Levitan, and Kelly.  Each recipient received a grant award of 4,537 shares of phantom stock. In addition, beginning in fiscal year 2009, non-employee members of the Board of Directors will receive an annual grant of phantom stock on the first Monday of our fiscal year.  On February 4, 2008, our Board of Directors granted 3,115 shares of phantom stock to each of our non-employee directors. Each share of phantom stock entitles the individual to receive an amount in cash equal to the fair market value of one share of our common stock of the Company on the settlement date of such share of phantom stock.

The settlement date, on which the cash payment will be made, is the earlier of (a) the business day following the date on which the grantee ceases to be a member of our Board of Directors, (b) a change in control as defined in the 2006 Omnibus Award Plan, or (c) the death or disability (as defined under section 409A of the Internal Revenue Code) of the reporting person.

Director Compensation for Fiscal Year 2008

Name	Fees Earned or Paid in Cash $	Stock Awards $ (1) (2) (3)	Total $
John E. Burke	$60,500	$31,982	$92,482
Kevin P. Collins	$54,000	$31,982	$85,982
Ben Evans	$57,500	$31,982	$89,482
Robert J. Kelly	$80,500	$31,982	$112,482
Alan C. Levitan	$51,750	$31,982	$83,732

(1)

The Company recorded a compensation charge with a corresponding liability for the fair value of the awards calculated by taking the number of phantom shares times the Company’s average high/low stock price at date of grant. During each period of the fiscal year, the Company adjusted the compensation charge, along with the corresponding liability to reflect the fair value of the awards using the average of the high/low stock price on the business day immediately prior to the balance sheet date. The value used to compute the amount set forth in the table is the average of the high/low stock price used at year-end of $7.05 per share.

(2)

On May 14, 2007, the Company granted an aggregate of 22,685 shares of phantom stock to five non-officer directors. Each named recipient received three separate grants of phantom stock awards, all on May 14 at $22.00 per share, with each recipient receiving grants of 1,242, 1,656 and 1,639 phantom stock awards. The fair value for the awards on the date of grant was $27,324, $36,432 and $36,058 for each director respectively or $99,814 for each director in total. The aggregate total value of the grants was $499,070.

(3)

Each phantom stock award entitles the recipient to a cash payment on the settlement date of the award equal to the fair market value of an equal number of shares of the Common Stock. The settlement date, on which the cash payment will be made, is the earlier of (a) the business day following the date on which the grantee ceases to be a member of our Board of Directors, (b) a change in control as defined in the 2006 Omnibus Award Plan, or (c) the death or disability (as defined under section 409A of the Internal Revenue Code) of the reporting person.

(4)	Additional information about our Director stock awards is contained in the supplemental table included below.

Name	Number of Shares or Units of Stock that are outstanding at the end of the fiscal year 2008	Market value of Shares or Units of Stock that are outstanding at the end of the fiscal year 2008 (a)
John E. Burke	4,537	$31,982
Kevin P. Collins	4,537	$31,982
Ben Evans	4,537	$31,982
Robert J. Kelly	4,537	$31,982
Alan C. Levitan	4,537	$31,982

(a)	The calculation used for the outstanding shares is 4,537 per director times the average high/low stock price of the prior day. At February 2, 2008 that price was $7.05 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information known to us with respect to beneficial ownership of our common shares as of February 2, 2008 (unless otherwise indicated) by: (i) each person who beneficially owns 5% or more of our common shares; (ii) each of our directors; (iii) each of the persons named in the Summary Compensation Table set forth herein; and (iv) all directors and executive officers as a group.  The information set forth below for 5% stockholders was derived from publicly available reports made by the persons listed below on Forms 13G and 13D.  We have not attempted to verify any of this information.  All shares of our common stock issued prior to the effective date of our plan of reorganization were deemed cancelled as provided in our plan of reorganization.  Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares beneficially owned by them.  For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares which such person or group of persons has the right to acquire within 60 days.  For purposes of computing the percentage of outstanding shares held by each person or group of persons named below, any security which such person or persons has the right to acquire within 60 days (including shares which may be acquired upon exercise of warrants or upon exercise of vested portions of stock options) is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  On May 14, 2008, there were 8,336,192 shares of Common Stock outstanding.

Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percent of Class

Bay Harbour Management, L.L.C.(1) 885 Third Avenue New York, NY 10022	1,912,992	23.0%

Pension Benefit Guaranty Corporation (2) Agent: JP Morgan Investment Management, Inc 522 Fifth Avenue New York, NY 10036	1,874,134	22.5%

King Street Capital Management, L.L.C.(3) 65 East 55th Street 30th Floor New York, NY 10022	1,174,908	14.1%

CR Intrinsic Investors LLC (4) 72 Cummings Point Road Stamford, CT 06901	805,500	9.7%

Southpoint Capital Advisors, LP (5) 623 Fifth Avenue Suite 2503 New York, NY 10022	607,236	7.3%

All directors and executive officers as a Group (14 persons)	0	0%

Robert J. Kelly, Ben Evans, John E. Burke, Kevin P. Collins, Alan C. Levitan, Kurt M. Cellar, Scott Sozio, Gregory J. Young, Tod A. Nestor, Daniel J. Mahoney, Myles da Cunha, Lynn A. Leitzel, Kenneth Thompson and Christine McMahon

(1)	As reported in the Schedule 13D (Amendment No. 8) filed with the SEC on December 13, 2007.

(2)

On September 28, 2005, JP Morgan Investment Management, Inc., or JPMIM, as agent for the PBGC and pursuant to an investment management agreement between JPMIM and PBGC, received 1,874,134 of our common shares, which shares were distributed to the PBGC in accordance to our plan of reorganization.

(3)	As reported in the Schedule 13D (Amendment No. 1) filed with the SEC on December 13, 2007.

(4)	As reported in the Schedule 13D filed with the SEC on December 17, 2007.

(5)	As reported in the Schedule 13G/A (Amendment No. 1) filed with the SEC on February 9, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, the directors and executive officers and any persons holding more than 10% of our common shares are required to report their initial ownership of such shares and any subsequent changes in that ownership to the SEC.  To our knowledge, based upon a review of the copies of the reports furnished to us and written representations that other reports were required, these filing requirements were timely satisfied during fiscal year 2008, except one form 4 from Mr. Kelly that was filed late on May 17, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

The Company’s policy for the review of related transactions is:

During the preparation of the Company’s Annual Report on Form 10-K for fiscal year 2008, all employees at the appropriate level were required to  provide upper management  certification regarding any related party transactions of which they had knowledge.

Related party transactions are defined as transactions between the Company and (1) a party (other than the Company) of which the individual is an officer, director or partner or are, directly or indirectly, the beneficial owner of 10% or more of the voting interests, (2) a trust or other estate in which the individual has a substantial beneficial ownership or for which he or she serves as trustee or in a similar fiduciary capacity, (3) any member of the individual’s immediate family, and (4) an other party with which the individual may deal if the individual (or the other party) control or can significantly influence the other to an extent that either might be prevented from fully pursuing separate interests.

These forms are electronically filed through the Company’s lotus notes database.  The certifications are then reviewed by upper management and the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

In addition, the Chairman of the Audit Committee held discussions with our financial management and our  independent auditors regarding our Consolidated Statement of Operations and Consolidated Balance Sheet and matters required by the Statement of Auditing Standards (“SAS”) No. 61, as amended by SAS 89 and 90, prior to the public announcement of financial results of our financial results for the first, second and third quarters of Fiscal 2008, and reviewed our quarterly report on Form 10-Qs prior to such reports being filed with the Securities and Exchange Commission.  Further, the Audit Committee reviewed the Annual report on Form 10-K for Fiscal 2008 prior to such report being filed with the Securities and Exchange Commission.

The Audit Committee’s primary function is to is to oversee (i) the accounting and financial reporting processes of the Company, including the integrity of the financial statements and other financial information provided by the Company to its stockholders, the public, any stock exchange and others, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s independent registered public accounting firm qualifications and independence, (iv) the audit of the Company’s financial statements, (v) the performance of the Company’s internal audit function and independent registered public accounting firm and (vi) such other matters as shall be mandated under applicable laws , rules and regulations as well as listing standards of the Nasdaq Stock Market ( to the extent applicable to the Company, the “applicable Requirements”).

Our independent auditors provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with the Audit Committee) and the Audit Committee has discussed with the independent auditors that firm’s independence.  Based on this discussion, the Audit Committee has appointed Eisner LLP as our independent auditors.

Based on the Audit Committee’s review of our consolidated financial statements and its discussions with management and our independent auditors, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements for Fiscal 2008 in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Audit Fees

Fees billed by Eisner LLP for the audit of our financial statements for the fiscal 2008, totaled approximately $1.8 million.  Such fees represented the total fees for audit services.  There were no audit related tax or other fees billed by Eisner LLP related to services rendered during such period.

Pursuant to its Charter, the Audit Committee is required to pre-approve the audit services to be performed by the independent accountants in order to assure the provisions of such services does not impair the auditor’s independence.  None of the above services impair the auditor’s independence.  All of the above services were approved by the Audit Committee in accordance with its pre-approval policy.

Annually, the independent accountants will present to the Audit Committee services expected to be performed by independent accountants over the next 12 months.  The Audit Committee will review and, as it deems appropriate, pre-approve those services.

Ben Evans, Chairman
Kevin P. Collins
Alan C. Levitan

PROPOSAL NUMBER 1 – ELECTION OF DIRECTORS

Pursuant to our certificate of incorporation and by-laws, the terms of office of each director shall expire at the next Annual Meeting following the director’s election.  Our certificate of incorporation and by-laws fix the total number of members of our Board of Directors at no less than one or more than eight.  Currently, the Board of Directors consists of eight members.  We have not held a meeting of stockholders to elect directors since our 2003 annual meeting, which was held on July 17, 2002.  None of the current members of the Board of Directors were members thereof at that time.  (It’s our policy that, absent exceptional circumstances, our directors should attend our annual meeting.)

The following individuals have been nominated by the Board of Directors for election as directors at the 2008 Annual Meeting, each to serve for a term of one year until the 2009 Annual Meeting of Stockholders or until his successor is duly elected and qualified:

Robert J. Kelly	Gregory J. Young
John E. Burke	Kevin P. Collins
Ben Evans	Kurt M. Cellar
Alan C. Levitan	Scott Sozio

The proxies in the enclosed form received from holders of Common Stock will be voted FOR the election of the eight nominees named above as our directors unless stockholders indicate otherwise.  If any of the foregoing nominees is unable to serve for any reason (which event is not anticipated), the shares represented by the enclosed proxy may be voted for such other person or persons as determined by the holders of such proxy, unless stockholders indicate otherwise.  Directors will be elected by an affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.  Thus, those nominees who receive the eight highest numbers of votes for their election as directors will be elected, regardless of the number of shares that are not voted for the election of such nominees.  Shares with respect to which authority to vote for any nominee or nominees is withheld or broker non-votes will not be counted in the total number of shares voted for such nominee or nominees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE ABOVE EIGHT NOMINEES AS OUR DIRECTORS.

PROPOSAL 2-RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Eisner LLP, independent certified public accountants, as independent auditors for us for the fiscal year ending January 31, 2009.  A proposal to ratify such selection will be submitted to stockholders at the Annual Meeting.  Although ratification by stockholders is not a prerequisite for the Audit Committee to select Eisner LLP as our independent auditors, we believe such ratification to be desirable.  If the stockholders do not ratify the selection of Eisner LLP, the selection of independent auditors will be reconsidered by the Audit Committee; however, the Board of Directors may select Eisner LLP notwithstanding the failure of the stockholders to ratify its selection.

It is expected that a representative of Eisner LLP will be present at the meeting, will have an opportunity to make statements and will be available to respond to appropriate questions.  Proxies solicited by the Board of Directors will be voted FOR this proposal unless stockholders specify a contrary vote.

Eisner LLP, or its predecessor, has performed the annual examination of the Company’s financial statements since 2006.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

3.	ALL OTHER MATTERS THAT MAY COME BEFORE THE MEETING

As of the date of this Proxy Statement, the Board of Directors knows of no business that will be presented for consideration at the meeting other than that referred to above.  As to other business, if any, that may come before the meeting, proxies in the enclosed form will be voted in accordance with the judgment of the person or persons voting the proxies.

4.	STOCKHOLDER NOMINATIONS AND PROPOSALS

Our by-laws require that there be furnished to us written notice with respect to the nomination of a person for election as a director (other than a person nominated as a director by the Board of Directors), as well as the submission of a proposal (other than a proposal submitted at the direction of the Board of Directors) at a meeting of stockholders.  For any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder, and the nominee or the proposal, as the case may be, and must be furnished to us generally not less than 30 days prior to the meeting.  A copy of the applicable by-law provisions may be obtained, without charge, upon written request to our Secretary at our principal executive offices.

In accordance with the rules of the Securities and Exchange Commission, any proposal of a stockholder intended to be presented at our 2009 Annual Meeting of Stockholders must be received by our Secretary by April 21, 2009, for the proposal to be considered for inclusion in our notice of meeting, proxy statement and proxy relating to the 2009 Annual Meeting of Stockholders, provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date (July 9, 2008), notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made.

5.	ADDITIONAL INFORMATION

At any time prior to their being voted, the enclosed proxies are revocable by written notice to our Secretary, by giving a later dated proxy or by appearance at the meeting and voting in person.  A quorum comprising the holders of a majority of the outstanding shares of Common Stock on the record date must be present in person or represented by proxy for the transaction of business at the Annual Meeting.

Solicitation of proxies will be made by mail, telephone and, to the extent necessary, by telegrams and personal interviews.  Expenses in connection with the solicitation of proxies will be borne by us.  Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of Common Stock held of record by such persons, at our expense.

The stockholders may contact the Board of Directors by mailing all comments to Mr. Mahoney, the Company’s Secretary, at 1200 State Fair Blvd., Syracuse, NY 13209

By Order of the Board of Directors

DANIEL J. MAHONEY

Secretary

May 30, 2008

Syracuse, New York

Annex I

THE PENN TRAFFIC COMPANY

AUDIT COMMITTEE CHARTER

I.	Purpose

The primary objective of the Audit Committee is to oversee:

•

the accounting and financial reporting processes of the Company, including the integrity of the financial statements and other financial information provided by the Company to its stockholders, the public, any stock exchange and others,

•	the Company’s compliance with legal and regulatory requirements,
•	the Company’s independent registered public accounting firm’s qualifications and independence,
•	the audit of the Company’s financial statements,
•	the performance of the Company’s internal audit function and independent registered public accounting firm and
•

such other matters as shall be mandated under applicable laws, rules and regulations as well as listing standards of the Nasdaq Stock Market (to the extent applicable to the Company, the “Applicable Requirements”).

Although the Audit Committee has the powers and responsibilities set forth in this Charter, the role of the Audit Committee is oversight.  The members of the Audit Committee are not full-time employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity.  Consequently, it is not the duty of the Audit Committee to conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with U.S. generally accepted accounting principles (“GAAP”) and other Applicable Requirements.  These are the responsibilities of management and the Company’s independent registered public accounting firm.

II.	Organization

The Audit Committee shall consist of three or more directors, each of whom shall satisfy the independence, financial literacy, experience and expertise requirements of Section 10A of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Nasdaq Marketplace Rules (to the extent applicable) and any other applicable regulatory requirements, subject to the cure periods permitted by the Nasdaq Marketplace Rules; provided that one director who does not satisfy the applicable independence requirements of the Nasdaq Marketplace Rules may be appointed to and serve on the Audit Committee, subject to compliance with the requirements of Nasdaq Marketplace Rule 4350(d)(2)(B).

No member of the Audit Committee shall have participated in the preparation of the financial statements of the Company or any current subsidiary at any time during the past three years, and all members shall be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.  At least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in such individual’s financial sophistication (including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities).  Determinations of independence, financial literacy, experience and expertise shall be made by the Board as the Board interprets such qualifications in its business judgment and in accordance with the requirements of the Exchange Act, the Nasdaq Rules and other applicable regulatory requirements.

The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating & Governance Committee.  Members of the Audit Committee may be removed at any time by action of the Board.  The Audit Committee’s chairperson shall be designated by the Board or, if it does not do so, the members of the Audit Committee shall elect a chairperson by a vote of the majority of the full Audit Committee.

III.   Meetings

The Audit Committee shall meet at least four times per year on a quarterly basis, or more frequently as circumstances require.  Meetings shall be called by the chairperson of the Audit Committee or if there is no chairperson, by a majority of the members of the Audit Committee.  Meetings may be held telephonically to the extent permitted by the Company’s organizational documents and applicable Delaware law.

The Audit Committee shall also meet at least quarterly with management, the chief internal auditor and the Company’s independent registered public accounting firm in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately.

IV.   Authority and Responsibilities

In recognition of the fact that the Company’s independent registered public accounting firm is ultimately accountable to the Board and the Audit Committee, the Audit Committee shall (a) have the sole authority and responsibility to select, evaluate and, where appropriate, replace the Company’s independent registered public accounting firm (or to nominate the Company’s independent registered public accounting firm for stockholder approval), (b) approve all audit engagement fees and terms and all non-audit engagements with the Company’s independent registered public accounting firm and (c) perform such other duties and responsibilities set forth under the Applicable Requirements.  The Audit Committee may consult with management and the internal audit group but shall not delegate these responsibilities.

In fulfilling its duties and responsibilities hereunder, the Audit Committee will be entitled to reasonably rely on (a) the integrity of those persons within the Company and of the professionals and experts (such as the Company’s independent registered public accounting firm) from which it receives information, (b) the accuracy of the financial and other information provided to the Audit Committee by such persons, professionals or experts and (c) representations made by the Company’s independent registered public accounting firm as to any services provided by such firm to the Company.

To fulfill its responsibilities, the Audit Committee shall:

With respect to the Company’s independent registered public accounting firm:

1.     Be directly responsible for the appointment, compensation, retention (including termination) and oversight of the work of the Company’s independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services or other work for the Company (including resolution of disagreements between management and the Company’s independent registered public accounting firm regarding financial reporting) and ensure that such firm shall report directly to it.

2.     Have the sole authority to review in advance, and grant any appropriate pre-approvals, of (a) all auditing services to be provided by the Company’s independent registered public accounting firm and (b) all non-audit services to be provided by such firm as permitted by Section 10A of the Exchange Act, and, in connection therewith, to approve all fees and other terms of engagement.  The Audit Committee may delegate the authority to pre-approve audit and permitted non-audit services between meetings of the Audit Committee to a designated member of the Audit Committee, provided that the decisions made by such member are presented to the full Audit Committee for ratification at its next scheduled meeting for ratification.  The Audit Committee shall also review and approve disclosures required to be included by the Company in Securities and Exchange Commission periodic reports filed under Section 13(a) of the Exchange Act with respect to audit and non-audit services.

3.     Evaluate on an annual basis the performance of the Company’s independent registered public accounting firm, including the lead audit partner, and present the conclusions of such evaluation to the Board.  In making its evaluation, the Audit Committee should take into account the opinions of management and the Company’s internal auditors.

4.     Ensure that the Company’s independent registered public accounting firm submit to the Audit Committee on an annual basis a written statement consistent with Independent Standards Board Standard No. 1 and any similar requirements as to independence under Applicable Requirements.  Discuss with such firm any disclosed relationships or services that may impact its objectivity and independence and satisfy itself as to the Company’s independent registered public accounting firm’s independence.

5.

At least annually, obtain and review an annual report from the Company’s independent registered public accounting firm describing (a) such firm’s internal quality control procedures, (b) any material issues raised by the most recent internal quality control review, or peer review, of the Company’s independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Company’s independent registered public accounting firm, and any steps taken to deal with any such issues, and (c) to assess the Company’s independent registered public accounting firm’s independence, all relationships between such firm and the Company.

6.

Confirm that the “lead partner,” the “concurring partner” and the other “audit partner” rotation requirements under the Applicable Requirements, including Regulation S-X have been complied with. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the Company’s independent registered public accounting firm on a regular basis.

7.

Review all reports and communications required to be submitted by the Company’s independent registered public accounting firm to the Audit Committee under Section 10A of the Securities Exchange Act and other Applicable Requirements.

8.

Review, based upon the recommendation of the Company’s independent registered public accounting firm and the chief internal auditor, the scope and plan of the work to be done by the Company’s independent registered public accounting firm.

With respect to the annual financial statements:

9.

Review and discuss the Company’s annual audited financial statements with management, the internal audit group and the Company’s independent registered public accounting firm, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

10.

Discuss with the Company’s independent registered public accounting firm the matters required to be discussed by Statements on Auditing Standards No. 61, 89 and 90, as amended, or any other applicable laws and regulations.

11.

Based on the review and discussions referred to in paragraphs 4, 9 and 10 above, recommend to the Board whether the Company’s annual audited financial statements should be included in the Company’s annual report on Form 10-K for filing with the Securities and Exchange Commission.

12.

Prepare the report required by the Securities and Exchange Commission to be included in the Company’s periodic reports, annual proxy statement and any other reports of the Audit Committee that may be required by applicable securities laws or other Applicable Requirements.

With respect to quarterly financial statements:

13.

Review and discuss the Company’s quarterly financial statements with management, the internal audit group and the Company’s independent registered public accounting firm, including reviewing specific disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Company’s independent registered public accounting firm’s review of the quarterly financial statements, prior to submission to stockholders, any governmental body, any stock exchange or the public.

With respect to annual reviews:

14.

Review and discuss with management and the Company’s independent registered public accounting firm major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles and policies, compliance with GAAP and, where appropriate, the Company’s provision for future occurrences which may have a material impact on its financial statements. Review and discuss analyses prepared by management and/or the Company’s independent registered public accounting firm setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative approaches under GAAP.

15.

Prior to the filing of any audited financial statements with the Securities and Exchange Commission, review with the Company’s independent registered public accounting firm (i) all critical accounting policies and practices used by the Company, (ii) all alternative accounting treatments of financial information reported in GAAP related to material items that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the Company’s independent registered public accounting firm and (iii) other material written communications between the Company’s independent registered public accounting firm and management.

With respect to periodic reviews:

16.

At its periodic meetings with each of management, the Company’s independent registered public accounting firm and the internal audit group, review (a) any significant disagreement between management and the Company’s independent registered public accounting firm or the internal audit group in connection with the preparation of the financial statements, (b) any difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information and (c) management’s response to each.

17.

Periodically review with the Company’s independent registered public accounting firm any other audit problems or difficulties (including accounting adjustments that were noted or proposed by such firm but passed by management (due to immateriality or otherwise)), communications between the audit engagement team and the Company’s independent registered public accounting firm’s national office regarding auditing or accounting issues and management or internal control letters issued, or proposed to be issued, by the Company’s independent registered public accounting firm) and management’s response to such letters. The review shall also include a discussion of the responsibilities, budget and staffing of the Company’s internal audit function.

18.

Periodically discuss with the Company’s independent registered public accounting firm, without management being present, (a) their judgment about the quality and appropriateness of the Company’s accounting principles and financial disclosure practices as applied in its financial reporting and (b) the completeness and accuracy of the Company’s financial statements.

19.

Consider and approve, if appropriate, significant changes to the Company’s accounting principles and financial disclosure practices as suggested by the Company’s independent registered public accounting firm, management or the internal audit group. Review with the Company’s independent registered public accounting firm, management and the internal audit group, at appropriate intervals, the extent to which any changes or improvements in accounting or financial practices, as approved by the Audit Committee, have been implemented.

20.

Review and discuss with management, the internal audit group, the Company’s independent registered public accounting firm and the Company’s in-house and independent counsel, as appropriate, the Company’s legal compliance report and any legal, regulatory or compliance matters (including tax) that could have a significant impact on the Company’s financial statements, including applicable changes in regulatory and accounting initiatives, standards or rules and changes in applicable tax regulations.

With respect to discussions with management:

21.

Review and discuss with management the Company’s earnings press releases, including the use of non-GAAP financial measures (as defined in SEC Regulation G) and other pro forma presentations, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be done generally (i.e., discussion of the types of information to be disclosed and the types of presentations to be made).

22.

Review and discuss with management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses.

23.

Review and discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor, control and manage such exposures, including the Company’s risk assessment and risk management guidelines and policies.

With respect to the internal audit function and internal controls:

24.

Review, based upon the recommendation of the Company’s independent registered public accounting firm and the chief internal auditor, the scope and plan of the work to be done by the internal audit group and the responsibilities, budget and staffing needs of the internal audit group.

25.	Review and approve the appointment and replacement of the Company’s chief internal auditor as well as the compensation and other benefits to be provided to such officer.

26.	Review on an annual basis the performance of the internal audit group.

27.

In consultation with the Company’s independent registered public accounting firm and the internal audit group, review the adequacy of the Company’s internal controls and its procedures designed to ensure compliance with laws and regulations, and any special audit steps adopted in light of material control deficiencies.

28.

Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

29.

Understand the scope of the review by the internal audit group and the Company’s independent registered public accounting firm of the Company’s internal control over financial reporting and obtain reports on significant findings and recommendations, together with management’s responses. Review (i) the internal control report prepared by management, including management’s assessment of the effectiveness of the Company’s internal control over financial reporting and (ii) the Company’s independent registered public accounting firm’s attestation, and report, on the assessment made by management, in each case, as and when required by Section 404 of the Sarbanes-Oxley Act of 2002.

30.

Review with management and the Company’s independent registered public accounting firm any reports or disclosure submitted by management to the Audit Committee as contemplated by the certifications required under Section 302 of the Sarbanes-Oxley Act of 2002.

31.	Review with management any management letters and the steps management intends to take to address the issues raised by those letters.

With respect to its other authorities and responsibilities:

32.	Review and approve all related-party transactions required to be disclosed pursuant to Item 404 of Regulation S-K, as may be amended from time to time, and any other Applicable Requirements.

33.

Review and approve (a) any amendment to or waiver from the Company’s code of ethics for the chief executive officer and senior financial officers and (b) any public disclosure made regarding such change or waiver. Review and discuss at least annually the Company’s code of ethics and the procedures in place to enforce the code of ethics.

34.	Review and assess the adequacy of this Charter annually and recommend to the Board any changes deemed appropriate by the Audit Committee.

35.	Review its own performance annually.

36.

Report regularly to the Board. Review with the full Board any issues that have arisen before the Audit Committee with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent registered public accounting firm or the performance of the internal audit group. Review the findings of any examination by regulatory agencies and any auditor observations.

37.

Perform any other activities consistent with this Charter, the Company’s by-laws and governing law, as required under the Applicable Requirements or as the Audit Committee or the Board otherwise deems necessary or appropriate.

The foregoing responsibilities and duties set forth in this Charter should serve as a guide only, with the express understanding that the Audit Committee may carry out additional responsibilities and duties and adopt additional policies and procedures as may be necessary in light of any changing business, legislative, regulatory, legal or other conditions.

V.    Former Employees of the Company’s Independent Registered Public Accounting Firm

The Audit Committee shall be required to pre-approve the hiring of any employee or former employee of the Company’s independent registered public accounting firm who was a member of the Company’s audit engagement team within the preceding two fiscal years.  The Audit Committee shall not approve the hiring of any individual for a financial reporting oversight role if such person is or was an employee of the Company’s independent registered public accounting firm and was a member of the Company’s audit engagement team within the preceding two fiscal years unless (A) (i) such individual is to be employed for a limited period of time due to an emergency or unusual situation and (ii) the Audit Committee determines that the hiring of such individual is in the best interests of the Company’s stockholders or (B) such individual becomes employed by the Company as a result of a business combination and the Audit Committee was made aware of such individual’s prior relationship with the Company as a member of its audit engagement team.

VI.   Resources

The Audit Committee shall have the authority to retain independent legal, accounting and other advisors or consultants to advise the Audit Committee to the extent it considers it necessary to carry out its duties or assist in the conduct of an investigation.  The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or Company’s independent registered public accounting firm to attend a meeting of the Audit Committee or to meet with any members of, or advisors or consultants to, the Audit Committee.  The Audit Committee may seek any information it requires from all employees (all of whom are directed to cooperate with the Audit Committee’s requests) or external parties.

The Audit Committee shall determine the extent of funding necessary for payment of (a) compensation to the Company’s independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, (b) compensation to any independent legal, accounting and other advisors or consultants retained to advise the Audit Committee and (c) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

Annex II

COMPENSATION COMMITTEE CHARTER

I.      Purpose

The Compensation Committee shall have direct responsibility for the compensation of the Company’s officers and shall review and recommend policies relating to compensation and benefits of the Company’s directors, officers and employees.  For this purpose, compensation shall include:

•                  annual base salary;

•                  annual incentive opportunity;

•                  stock option or other equity participation plans;

•                  profit-sharing plans;

•                  long-term incentive opportunity;

•                  the terms of employment agreements, severance arrangements, change in control retention agreements and other similar arrangements, in each case as, when and if appropriate;

•                  any special or supplemental benefits; and

•                  any other payments that are deemed compensation under applicable SEC rules.

II.    Organization

The Compensation Committee shall consist of two or more directors, each of whom shall satisfy any applicable independence or other requirements of any securities exchange on which the Company’s shares are listed or quoted.

The members of the Compensation Committee shall be appointed by the Board upon the recommendation of a majority of the independent directors of the Board.  Members of the Compensation Committee may be removed at any time by action of the Board.   The Compensation Committee’s chairperson shall be designated by the Board or, if it does not do so, the members of the Compensation Committee shall elect a chairperson by a vote of the majority of the full Compensation Committee.

The Compensation Committee may form and delegate authority to subcommittees when appropriate, provided that the subcommittees are composed entirely of directors who satisfy the applicable independence or other requirements of any securities exchange on which the Company’s shares are listed or quoted.  Any such subcommittee must have a published committee charter.  If at any time the Compensation Committee includes a member who is not a  “non-employee director” within the meaning of Rule 16b-3 under the Securities  Exchange Act of 1934 (the “Exchange Act”) (“non-Employee Director”), then either a subcommittee comprised entirely of individuals who are Non-Employee Directors or the entire Board of Directors of the Company shall ratify any grants made to any individual who is subject to liability under Section 16 of the Exchange Act, provided, that such grants shall not be contingent on such ratification.

III.   Meetings

The Compensation Committee shall meet at least four times per year on a quarterly basis, or more frequently as circumstances require.  Meetings shall be called by the chairperson of the Compensation Committee or, if there is no chairperson, by a majority of the members of the Compensation Committee.  Meetings may be held telephonically to the extent permitted by the Company’s organizational documents and applicable Delaware law.

IV.   Authority and Responsibilities

To fulfill its responsibilities, the Compensation Committee shall:

1.

Review and approve on an annual basis corporate goals and objectives relevant to the Chief Executive Officer’s (“CEO”) compensation, evaluate the CEO’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation level based on this evaluation. In evaluating, determining and approving the long-term incentive component of CEO compensation, the Compensation Committee will also consider, among such other factors as it may deem relevant, the Company’s performance, shareholder returns, the value of similar incentive awards to chief executive officers at comparable companies, the values of similar awards to other officers of the Company and the awards given to the CEO in past years. The CEO shall not be present during voting or deliberations relating to the CEO’s compensation.

2.	Determine on an annual basis non-CEO compensation.

3.	Make recommendations to the Board with respect to the Company’s incentive compensation plans and equity-based plans.

4.	Approve compensation awards (with or without ratification or approval of the Board) as may be required to comply with applicable tax and state corporate laws.

5.

Review the Company’s compensation disclosure in its annual proxy statement and its Annual Report on Form 10-K filed with the SEC. Review and discuss with management the Company’s Compensation Discussion and Analysis (“CDA”) and recommend to the Board whether such CDA should be disclosed in the Company’s Annual Report on Form 10-K or annual proxy statement filed with the SEC.

6.

Prepare the report required by the SEC to be included in the Company’s annual proxy statement, or, if the Company does not file a proxy statement, in the Company’s Annual Report filed on Form 10-K with the SEC.

7.	Review and reassess the adequacy of this Charter annually and recommend to the Board any changes deemed appropriate by the Compensation Committee.

8.	Review its own performance annually.

9.	Report regularly to the Board.

10.	Perform any other activities consistent with this Charter, the Company’s by-laws and governing law, as the Compensation Committee or the Board deems necessary or appropriate.

Nothing in this Charter shall preclude the Board from discussing CEO or non- CEO compensation generally or any other subject.

V.    Resources

The Compensation Committee shall have the sole authority to retain or terminate consultants to assist the Compensation Committee in the evaluation of director, CEO or officer compensation.

The Compensation Committee shall have the sole authority to determine the terms of engagement and the extent of funding necessary for payment.

Annex III

NOMINATING & GOVERNANCE COMMITTEE CHARTER

I.      Purpose

The Nominating & Governance Committee shall (a) identify individuals qualified to become Board members (consistent with criteria approved by the Board); (b) select, or recommend that the Board select, the director nominees for the next annual meeting of shareholders; (c) develop and recommend to the Board a set of corporate governance guidelines applicable to the Company; and (d) oversee the evaluation of the Board and management.

II.    Organization

The Nominating & Governance Committee shall consist of three or more directors, each of whom shall satisfy applicable independence requirements of the Nasdaq Stock Market and any other regulatory requirements; provided that one director who does not satisfy any applicable independence requirements of the Nasdaq Stock Market may be appointed to and serve on the Committee, subject to compliance with the requirements of NASD Rule 4350(c)(4)(C).

The members of the Nominating & Governance Committee shall be appointed by the Board.  Members of the Nominating & Governance Committee may be removed at any time by action of the Board.  The Nominating & Governance Committee’s chairperson shall be designated by the Board or, if it does not do so, the members of the Nominating & Governance Committee shall elect a chairperson by a vote of the majority of the full Nominating & Governance Committee.

The Nominating & Governance Committee may form and delegate authority to subcommittees when appropriate, provided that the subcommittees are composed entirely of directors who satisfy applicable independence requirements of the Nasdaq Stock Market.

III.   Meetings

The Nominating & Governance Committee shall meet at least four times per year on a quarterly basis, or more frequently as circumstances require.  Meetings shall be called by the chairperson of the Committee or, if there is no chairperson, by a majority of the members of the Committee.  Meetings may be held telephonically to the extent permitted by the Company’s organizational documents and applicable Delaware law.

IV.   Authority and Responsibilities

To fulfill its responsibilities, the Nominating & Governance Committee shall:

1.             Review and make recommendations regarding the size, composition and organization of the Board in order to ensure that the Board has an appropriate breadth of expertise and its membership consists of persons with sufficiently diverse and independent skill sets and backgrounds.

2.             Develop and recommend to the Board specific criteria for the selection of directors.

3.             With respect to director nominees, (i) identify individuals qualified to become members of the Board (consistent with criteria approved by the Board), (ii) review the qualifications of any such person submitted to be considered as a member of the Board by any shareholder or otherwise, (iii) conduct background checks of individuals the Nominating & Governance Committee intends to recommend to the Board as director nominees and (iv) select, or recommend that the Board select, the director nominees for the next annual meeting of shareholders, or to fill in vacancies on the Board.  In identifying and reviewing qualifications of candidates for membership on the Board, the Nominating & Governance Committee shall evaluate all factors which it deems appropriate, including the requirements of the Company’s corporate governance guidelines and the other criteria approved by the Board.

4.             Review and make recommendations to the Board with respect to the size, composition and organization of the committees of the Board (other than the Nominating & Governance Committee), including making recommendations to the Board with respect to members and chairpersons of these committees.

5.             Recommend procedures for the orderly functioning of the Board, including the calendar, agenda and information requirements for meetings of the Board, meetings of committees of the Board, regularly scheduled executive sessions of non-management directors and at least annual executive sessions consisting of only independent directors.

6.

Assist the Board in determining whether individual directors have material relationships with the Company that may interfere with their independence, as provided under applicable requirements and listings standards. If appropriate, develop and recommend to the Board categorical standards for determining whether individual directors are independent and periodically reassess these standards and make recommendation to the Board with respect to any change the Nominating & Governance Committee deems appropriate.

7.

Develop, reassess annually and make recommendations to the Board with respect to succession plans for the Chief Executive Officer and other key executive officers of the Company and develop plans for interim succession for the Chief Executive officer in the event of an unexpected occurrence.

8.	Oversee the board’s annual self-evaluation process. Receive comments from all directors as to the Board’s performance and report annually to the Board with an assessment of the Board’s performance.

9.	Participate in and oversee the evaluation of management, and report the results of such evaluation to the Board at least annually.

10.

Develop, review and assess the adequacy of the Company’s corporate governance principles and guidelines annually and recommend to the Board any changes deemed appropriate by the Nominating & Governance Committee.

11.	Develop and maintain the orientation program for new directors and continuing education programs for directors.

12.	Periodically review with the CEO the performance and contributions of individual directors. Formally review each director’s continuation on the Board every year.

13.

Review and discuss as appropriate with management the Company’s public disclosures and its disclosures to stock exchanges relating to independence, governance and director nomination matters, including in the Company’s proxy statement.

14.

Review and assess the adequacy of this Charter annually in light of applicable Nasdaq requirements and federal securities laws, and recommend to the Board any changes deemed appropriate by the Nominating & Governance Committee.

15.	Review its own performance annually.

16.	Report regularly to the Board.

17.	Perform any other activities consistent with this Charter, the Company’s by-laws and governing law, as the Nominating & Governance Committee or the Board deems appropriate.

The foregoing responsibilities and duties set forth in this Charter should serve as a guide only, with the express understanding that the Nominating & Governance Committee may carry out additional responsibilities and duties and adopt additional policies and procedures as may be necessary in light of any changing business, legislative, regulatory, legal or other conditions.

V.            Resources

The Nominating & Governance Committee shall have the sole authority to retain and terminate a search firm to be used to identify director candidates and the authority to retain other professionals to assist it with any background checks and to carry out its duties.  The Nominating & Governance Committee may request any officer or employee of the Company or the Company’s outside counsel to attend a meeting or to meet with any members of, or advisors to, the Nominating & Governance Committee.

The Nominating & Governance Committee shall have the sole authority to determine the terms of engagement and the extent of funding necessary for payment of compensation to counsel, advisors, consultants, search firms or other professionals retained to advise the Nominating & Governance Committee and ordinary administrative expenses of the Nominating & Governance Committee that are necessary or appropriate in carrying out its duties.

The Penn Traffic Company

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Proposals - The Board of Directors recommend a vote FOR all the nominees listed and Proposal 2.

1. Election of Directors:	01 - Robert J. Kelly	02 - Gregory J. Young	03 - John E. Burke
	04 - Kevin P. Collins	05 - Ben Evans	06 - Alan C. Levitan
	07 - Kurt M. Cellar	08 - Scott Sozio

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain
2. The proposal to ratify the appointment of Eisner LLP as the independent accountants for The Penn Traffic Company for fiscal year ending January 31, 2009.	☐	☐	☐

B  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

1 UPX    0184152

<STOCK#>               00X12B

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — The Penn Traffic Company

Tod A. Nestor and Daniel J. Mahoney, or either of them, each with the power of substitution and revocation, are hereby authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the Common Stock of the undersigned at the annual meeting of stockholders of The Penn Traffic Company to be held on Wednesday, July 9, 2008, at 10 a.m., Eastern Standard Time, at the Hilton Garden Inn, 6004 Fair Lakes Road, East Syracuse, New York, 13057, and at any postponements or adjournments of that meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting.